Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

QUALITY INDUSTRIAL CORP., a Nevada corporation,

FUSION FUEL GREEN PLC, an Irish public limited company,

ILUSTRATO PICTURES INTERNATIONAL INC.

and

OTHER SELLERS

November 18, 2024

i

Disclosure Schedules

Company Disclosure Schedule
Purchaser Disclosure Schedule

Seller Disclosure Schedule

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2024 (the “Effective Date”), by and among Fusion Fuel Green PLC, an Irish public limited company (“Purchaser”), Quality Industrial Corp., a Nevada corporation (the “Company”), Ilustrato Pictures International Inc., a Nevada corporation (“ILUS”), and the shareholders of the Company appearing on the signature page hereto (together with ILUS, the “Sellers” and each a “Seller”). Purchaser, the Company, and the Sellers may each be referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings specified in Section 10.01 or elsewhere in this Agreement.

RECITALS

WHEREAS, the Sellers collectively own such number of shares of common stock, par value $0.001 per share (the “Company Common Stock”), and preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of the Company, that represents in the aggregate 69.36% of the issued and outstanding capital stock of the Company (the “Sellers’ Shares”);

WHEREAS, the fair value of the Sellers’ Shares is estimated by the Parties to be approximately $21,800,000 as of the date of this Agreement;

WHEREAS, the Sellers desire to sell, transfer, and assign to Purchaser, and Purchaser desires to purchase and accept from the Sellers the Sellers’ Shares at Closing pursuant to the terms and conditions outlined in this Agreement;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”), by resolution duly adopted by the majority vote of the entire Purchaser Board at a meeting duly called and held, has (a) approved this Agreement, the transactions contemplated hereby (the “Transactions”) and the Merger, (b) determined that this Agreement, the Transactions and the Merger are advisable and in the best interests of the stockholders of Purchaser;

WHEREAS, the board of directors of the Company (the “Company Board”), by written consent of the Company’s sole director, has (a) approved this Agreement, the Transactions and the Merger and (b) determined that this Agreement, the Transactions and the Merger are advisable and in the best interests of the Company’s stockholders and (c) approved the Company’s execution and delivery of this Agreement and the performance of its obligations hereunder;

WHEREAS, upon the Closing, the Company will function as a majority-owned operating subsidiary of Purchaser, and Purchaser will consolidate the financial results and information of the Company with its own;

WHEREAS, the Purchaser Board has obtained a written opinion from a financial advisor to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications, and other matters outlined in such opinion, the Transactions are fair, from a financial point of view, to the stockholders of Purchaser (the “Fairness Opinion”), and has provided a copy of the Fairness Opinion to the Company, solely for informational purposes (it being understood and agreed that such written opinion may not be relied upon by the Sellers, the Company or their respective shareholders); and

WHEREAS, the Parties intend that after the Closing, and subject to the terms and conditions of an agreement and plan of merger to be mutually agreed upon by Purchaser and the Company (the “Merger Agreement”), and the receipt of any necessary stockholder, regulatory, and Nasdaq consents or approvals, the Company shall merge with and into a newly-formed, wholly-owned Nevada subsidiary of Purchaser (the “Merger”), and whereby upon completion of the Merger, the Company shall be the surviving entity and be the wholly owned subsidiary of Purchaser.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements outlined in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I. PURCHASE AND SALE OF THE SELLERS’ SHARES

Section 1.01 Purchase and Sale of the Sellers’ Shares.

At the Closing, and upon the terms outlined in this Agreement, each Seller shall sell, transfer, convey, assign, and deliver to Purchaser such number of Sellers’ Shares set forth below such Seller’s name on the signature page to this Agreement under the caption “Number of Sellers’ Shares,” free and clear from all Liens.

Section 1.02 Closing.

Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the closing of the Transactions (the “Closing”) shall take place (a) remotely by exchange of documents and signatures (or their electronic counterparts) on the date hereof or (b) at such other place and time as Purchaser, the Sellers and the Company may mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.03 [Reserved]

Section 1.04 Closing Deliverables.

(a)  Seller Closing Deliverables. At or before the Closing (or to the extent specifically set forth below, after the Closing), each Seller shall deliver, or cause to be delivered, to Purchaser, the following:

1.	counterparts to this Agreement duly executed by the Seller;

2.	lock-up agreements in form and substance mutually agreeable to Purchaser, the Sellers and the Company (the “Seller Lock-Up Agreements”) executed by each Seller;

3.	any stock certificates or book entries representing the Sellers’ Shares;

4.	a general release of all claims in favor of the Company, duly executed by Seller;

5.	a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 7.02(a)(i) through (iii), Section 7.02(b) (solely with respect to the Company) and Section 7.02(c);

6.	a certificate, signed by each Seller, certifying as to the matters set forth in Section 7.02(a)(iv) and Section 7.02(b) (solely with respect to such Seller);

7.	a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Nevada;

8.	the Company’s cash flow forecasts and working budgets for the 12- month period following the Closing Date; and

9.	such other documents or instruments as Purchaser may reasonably request that are reasonable and necessary to consummate the Transactions.

(b)  Purchaser Closing Deliverables. At the Closing, Purchaser shall deliver, or cause to be delivered, to the Sellers or the Persons or accounts, as applicable, as set forth on the Seller Allocation Schedule, the following:

1.	the Ordinary Shares Consideration;

2.	the Preferred Shares Consideration;

3.	any stock certificates or book entries representing the Purchaser Shares Consideration;

4.	a counterpart to this Agreement duly executed by an authorized officer of Purchaser;

5.	the lock-up agreements in form and substance mutually agreeable to Purchaser, the Sellers and the Company (the “Purchaser Lock-Up Agreements”) executed by each officer and director of Purchaser;

6.	the Purchaser Preferred Shares Certificate of Designation, which shall be a certified copy as filed with the Companies Registration Office of Ireland or as otherwise required to be effective under Irish Laws;

7.	a copy of the written resignation of Frederico Figueira de Chaves as Chief Executive Officer of Purchaser effective as of the Closing Date;

8.	written resolution of the Purchaser Board, or such other evidence under Irish Law, appointing John-Paul Backwell as Chief Executive Officer of Purchaser effective as of the Closing Date;

9.	Purchaser’s cash flow forecasts and working budgets for the 12-month period following the Closing Date;

10.	a certificate, signed by an executive officer of Purchaser, certifying (1) as to the matters set forth in Section 7.03(a), Section 7.03(b), Section 7.03(c) and Section 7.03(d) and (2) any rights of first refusal or similar rights enforceable against Purchaser pursuant to any Contract to which Purchaser is a party shall have been waived or terminated;

11.	a certificate of good standing of Purchaser, certified as of a recent date by the Companies Registration Office of Ireland (the “CRO”) or its equivalent; and

12.	such other documents or instruments as the Company or one or both of the Sellers may reasonably require and are reasonable and necessary to consummate the Transactions.

(c)  Company Closing Deliverables. At the Closing, the Company shall deliver, or cause to be delivered, to Purchaser, the following:

1.	a counterpart to this agreement duly executed by an authorized officer of the Company on behalf of the Company;

2.	all of the books and records of the Company, including all Organizational Documents of the Company and such stock certificates and other documents necessary to reflect that Purchaser as the then-sole owner of all of the Sellers’ Shares; and

3.	such other documents or instruments as Purchaser may reasonably request that are reasonable and necessary to consummate the transactions contemplated by this Agreement.

Section 1.05 Directors and Officers.

(a)  Purchaser Board. Each of Purchaser and the Company shall take all necessary actions so that, immediately upon adjournment of the Purchaser Stockholders Meeting or Additional Purchaser Stockholders Meeting at which the Purchaser Stockholder Approval is obtained, the Purchaser Board shall be comprised of (w) one individual as designated by Purchaser and who shall be designated in writing pursuant to the Merger Agreement; (x) one individual as designated by the Company Board and who shall be designated in writing pursuant to the Merger Agreement; (y) two individuals that qualify as “independent” under the Nasdaq rules as designated by the Company Board and who shall be designated in writing under the Merger Agreement; and (z) one individual that qualifies as “independent” under the Nasdaq rules as designated jointly by the Company Board and Purchaser Board and who is designated in writing under the Merger Agreement, provided that a majority of the persons outlined in (w) through (z) hereof shall qualify as an “independent director” under Nasdaq rules and regulations.

(b)  Company Board. The persons serving on the Company Board shall continue to do so until their earlier resignation, removal, or death.

Section 1.06 Tax Treatment.

Each Seller and Purchaser agree that the Transactions will be treated for U.S. federal income tax purposes and applicable state income tax purposes as a taxable sale by the Seller and a purchase by Purchaser of the assets of the Company (the “Intended Tax Treatment”). Each Party shall file all Tax Returns consistent with the Intended Tax Treatment and take no position inconsistent with such treatment (whether in connection with any audit, examination or other Tax proceeding, on any Tax Return or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their respective Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could reasonably be expected to cause the Transactions to fail to qualify for the Intended Tax Treatment.

Article II. PURCHASE PRICE

Section 2.01 Purchase Price.

At the Closing, Purchaser shall issue to the Sellers, in accordance with the Seller Allocation Schedule included on Schedule 2.01 (the “Seller Allocation Schedule”), the following securities in full consideration for the Sellers’ Shares (the “Purchase Price”):

1.	An aggregate of three million eight hundred eighteen thousand nine hundred sixty-nine (3,818,969) Purchaser Ordinary Shares, constituting 19.99% of the issued and outstanding Purchaser Ordinary Shares (the “Ordinary Shares Consideration”); and

2.	An aggregate of four million one hundred seventy-one thousand three hundred twenty-seven (4,171,327) Purchaser Preferred Shares, which shall be convertible into forty-one million seven hundred thirteen thousand two hundred seventy (41,713,270) Purchaser Ordinary Shares (subject to adjustment upon the occurrence of certain events as set forth in the Purchaser Preferred Shares Certificate of Designation (as defined below)), shall have no voting or dividend rights, and shall otherwise have the powers, preferences, rights, qualifications, limitations, and restrictions as outlined in the Certificate of Designation for the Purchaser Preferred Shares in form and substance mutually agreeable to Purchaser, the Sellers and the Company (the “Purchaser Preferred Shares Certificate of Designation”), with such Purchaser Preferred Shares automatically converting into the underlying Purchaser Ordinary Shares upon the later of (i) approval of Purchaser’s issuance of such underlying Purchaser Ordinary Shares by Purchaser’s stockholders in accordance with applicable Irish Laws and (ii) the clearance of the initial listing application filed by Purchaser with Nasdaq pursuant to Section 6.09(b) with such conversion not occurring before the Stockholder Vote (the “Preferred Shares Consideration” and together with the Ordinary Shares Consideration, the “Purchaser Shares Consideration”),

provided always that the Purchaser Ordinary Shares and Purchaser Preferred Shares issued under this Section 2.01 must be issued for at least nominal consideration.

Section 2.02 Purchase Price Adjustment.

(a)  Notwithstanding anything in this Agreement to the contrary, the Purchase Price set forth in Section 2.01 have been agreed by the Parties based on the assumption that, as of the Closing Date, the aggregate indebtedness for borrowed money of the Purchaser is equal to or less than $1,350,000 (the “Purchaser Closing Debt Cap”).

(b)  If, as of the Closing Date the amount of Purchaser’s indebtedness for borrowed money is in excess of the Purchaser Closing Debt Cap relating to the period prior to the Closing, then the Purchaser shall issue to the legacy stockholders of the Company, including the Sellers, as soon as practicable following the closing of the Merger, a number of additional Purchaser Ordinary Shares (the “Adjustment Shares”) that is determined by dividing the dollar amount by which the actual indebtedness for borrowed money of the Purchaser exceeds the Purchaser Closing Debt Cap by Applicable Price Per Share (as defined herein below) provided always that the Adjustment Shares issued under this Section 2.02(b) must be issued for at least nominal consideration. The Adjustment Shares will be issued to those stockholders of the Company who are holders of the Company’s equity securities immediately prior to the Closing (“Legacy Company Stockholders”), on a pro rata basis based upon the number of shares of Company Common Stock held by such Legacy Company Stockholders immediately prior to the effective time of the Merger; provided, however, that for this purpose, the Sellers shall be deemed to hold at the effective time of the Merger such number of shares of Company Common Stock (assuming the conversion of Company Preferred Stock held by the Sellers into shares of Company Common Stock in accordance with their terms) as they hold at the time that the Sellers entered into this Agreement. For purposes of this Section 2.02, the term “Applicable Price Per Share” means the quotient obtained by dividing $40,730,000 by the number of Purchaser Ordinary Shares outstanding at the effective time of the Merger on a fully-diluted basis (assuming the conversion, exercise or exchange of all Purchaser Convertible Securities outstanding immediately after the effective time of the Merger). Purchaser shall undertake to prepare and deliver to the Sellers as soon as practicable following the Closing, financial statements of Purchaser for the period ending on the Closing Date (“Closing Purchaser Financial Statements”), which shall have been reviewed by Purchaser’s auditor or such third party as Purchaser and the Sellers may mutually agree.

(c)  If the Adjustment Shares issued pursuant to this Section 2.02 cannot be included in the Registration Statement, then Purchaser shall file a separate registration statement on Form F-3 (or, if Form F-3 is not then available to Purchaser, on Form F-1) that registers the issuance of the Adjustment Shares issuable to the Legacy Company Stockholders and use commercially reasonable efforts to cause such other registration statement to become effective as soon as practicable.

Article III. REPRESENTATIONS AND WARRANTIES OF THE Company

Except as outlined in the corresponding sections of the disclosure schedule to this Agreement to be delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedule”) (each of which qualifies representations, warranties, or covenants outlined in the correspondingly numbered Section of this Agreement and any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of the disclosure) and as described in the forms, reports, statements (including registration statements), certifications, and other documents and materials filed or furnished by the Company with the U.S. Securities and Exchange Commission (“SEC”), the Company hereby represents and warrants to Purchaser as follows:

Section 3.01 Organization and Power.

Each of the Company and each of its Subsidiaries is duly organized, validly existing, and in good standing under the Law of its jurisdiction of organization. The Company has the requisite corporate power and authority to own, lease, and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite power and authority to own, lease, and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not constitute a Company Material Adverse Effect.

Section 3.02 Organizational Documents.

The Company has made available to Purchaser true and complete copies of its certificate of incorporation and bylaws as in effect on the date of this Agreement (collectively, the “Company Organizational Documents”), and such Company Organizational Documents are in full force and effect.

Section 3.03 Governmental Authorizations.

Assuming that the representations and warranties of Purchaser contained in Section 4.04 and of the Sellers contained in Section 5.02 are true and correct, the execution, delivery, and performance of this Agreement by the Company do not and will not require any consent, approval, or other authorization of, or registration or filing with or notification to any Governmental Authority (collectively, “Governmental Authorizations”), other than:

1.	such Governmental Authorizations where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

2.	those required applicable antitrust or similar Laws; and

3.	as set forth in Section 3.03 of the Company Disclosure Schedule.

Section 3.04 Corporate Authorization.

(a)  The Company Board has unanimously (i) determined that this Agreement and the consummation of the Transactions and the Merger are in the best interests of the Company’s stockholders and (ii) approved the Company’s execution and delivery of this Agreement and the performance of its obligations hereunder. The resolutions adopted by the Company Board have not been subsequently rescinded, modified, or withdrawn in any way.

(b)  The Company has all necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by the Company and its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Company. Assuming the due and valid authorization, execution, and delivery by the other Parties, this Agreement constitutes a legal, valid, and binding agreement of the Company enforceable against the Company by its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 3.05 Non-Contravention.

Subject to the receipt of the consents, approval, authorizations and other requirements set forth in Section 3.03, and except as set forth on Schedule 3.05 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any provision of (i) the Company Organizational Documents or (ii) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.03 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancellation or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any Company Assets except, in the case of clauses (a)(ii), (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized capital stock consists of a total of 201,000,000 shares, divided into 200,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock, which shares of Company Preferred Stock are further divided into 100 shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), 200,000 shares of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock. As of the close of business on the date of this Agreement, (i) 121,751,901 shares of Company Common Stock were issued and outstanding, (ii) no shares of Series A Preferred Stock were issued and outstanding, (iii) 20,000 shares of Series B Preferred Stock were issued and outstanding, and (iv) warrants exercisable for up to 250,000 shares of Company Common Stock at a weighted average per share exercise price of $1.164 were issued and outstanding.

(b) Except as set forth in Section 3.06(a) or to the extent expressly permitted under Section 6.01 (including as required by applicable Law) (i) there are no other outstanding shares of capital stock of the Company, (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments relating to the issuance or acquisition of capital stock or limited liability company interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock, limited liability company interests or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem, repurchase or otherwise acquire any such shares of capital stock, limited liability company or other equity interests, or (D) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other Person.

(c) All outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

(d) Each outstanding share of capital stock, limited liability company interest, or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, and non-assessable, and in each case, to the extent such concepts are applicable to such capital stock, limited liability company interests, or other equity interests, not subject to any preemptive rights.

(e) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock, or any shares of capital stock or limited liability company interests of any Subsidiary of the Company.

Section 3.07 Subsidiaries.

(a) Section 3.07(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Company.

(b) Except as outlined in Section 3.07(b) of the Company Disclosure Schedule, each of the Subsidiaries of the Company is majority-owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). The Company does not own, directly or indirectly, any capital stock or limited liability company interests of, or any other securities convertible or exchangeable into or exercisable for capital stock or limited liability company interests of, any Person other than the Subsidiaries of the Company.

Section 3.08 Financial Statements.

Section 3.08 of the Company Disclosure Schedule contains true, correct, and complete copies of (i) the audited balance sheet of the Company and its Subsidiaries as of December 31, 2023 and 2022, and the related audited statements of operations, stockholders’ equity and cash flows for the years ending December 31, 2023 and 2022 (the “Company Audited Financial Statements”) and (ii) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2024, and the unaudited related statements of operations, stockholders’ equity and cash flows for the period ending on June 30, 2024 (the “Company Unaudited Financial Statements”). The Company Audited Financial Statements and the Company Unaudited Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries as of the times and for the periods referred to in the Company Audited Financial Statements and the Company Unaudited Financial Statements and have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except for (A) the absence of footnotes and (B) changes resulting from regular year-end adjustments (none of which, individually or in the aggregate, are material)). There are no off-balance sheet arrangements to which the Company or any of its Subsidiaries is a party.

Section 3.09 Undisclosed Liabilities.

As of the date of this Agreement, except as set forth in Section 3.09 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no liabilities, Liens, or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”), of the Company or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(a) Liabilities reflected or reserved against in the consolidated balance sheet of the Company as of June 30, 2024;

(b) Liabilities incurred since June 30, 2024, in the ordinary course of business (none of which is a Liability for tort, material breach of contract or environmental Liability);

(c) Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement;

(d) Liabilities that will be discharged or paid off prior to or at the Closing;

(e) Liabilities incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries (other than those resulting from any breach or default under such Contract or Permit); and

(f) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes.

Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 3.10 of the Company Disclosure Schedule, from June 30, 2024 to the date of this Agreement, (a) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, excluding the execution and performance of this Agreement and the discussion, negotiations and transactions related to this Agreement, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken after the date of this Agreement, would constitute a breach of Section 6.01.

Section 3.11 Litigation.

Except as set forth in Section 3.11 of the Company Disclosure Schedule, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any of its or their assets or properties, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) there are no Orders outstanding against the Company or any of its Subsidiaries, or any of its or their assets or properties, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.12 Material Contracts.

(a)  Section 3.12 of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party (each, a “Company Material Contract”):

(i)  each Contract (A) not to (or otherwise restricting or limiting the ability of the Company or any of its Subsidiaries, if any, to) compete in any line of business or geographic area or (B) to restrict the ability of the Company or any of its Subsidiaries, if any, to conduct business in any geographic area;

(ii)  each Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $250,000;

(iii)  all Contracts granting to any Person an option or a first refusal, first offer, or similar preferential right to purchase or acquire any Company Assets;

(iv)  all material Contracts (A) for the granting or receiving of a license, sublicense, or franchise (in each case, including any such Contracts relating to any Intellectual Property) providing for or resulting in payment over $250,000 per year or (B) under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment over $250,000, in each case of clause (A) and (B);

(v)  all partnerships, joint ventures, or other similar agreements or arrangements;

(vi)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed, or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000;

(vii)  any agreement for the disposition or acquisition by the Company or any of its Subsidiaries with material obligations of the Company or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed, or material Liabilities of the Company or any of its Subsidiaries continuing, after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(viii)  any agreement, other than operating agreements of Subsidiaries of the Company that have been made available to Purchaser, restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law or the Company Organizational Documents;

(ix)  any Contract with an employee of the Company or any Subsidiary involving annual payments over $100,000;

(x)  any Contract for the development of Intellectual Property other than those entered into in the ordinary course of business with Company employees and contractors; and

(xi)  all material agreements with any Governmental Authority.

(b)  A true and complete copy of each Company Material Contract (including any related amendments) entered into prior to the date of this Agreement has been made available to Purchaser prior to the date of this Agreement. Each Company Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company or such Subsidiary nor, to the Knowledge of the Company, any other party, is in breach of or default under any such Company Material Contract, (ii) as of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract and (iii) as of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.13 Benefit Plans.

(a)  Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the Company does not have or maintain any Company Benefit Plans. For purposes of this Agreement, a “Company Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (A) under which any current or former director, manager, officer, employee or individual independent contractor of the Company or any of its Subsidiaries has any right to benefits and for which the Company or any of its Subsidiaries has any Liability or (B) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(b)  With respect to each material Company Benefit Plan, if applicable, the Company has made available to Purchaser true and complete copies of the most recent summary plan description.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries maintains, sponsors, or contributes to (or is required to sponsor, maintain, or contribute to), or has any Liability, including on account of an ERISA Affiliate, under or with respect to, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other Person under Section 414 of the Code, (ii) no Company Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code, and (iii) neither the Company nor any of its Subsidiaries has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, each Company Benefit Plan complies with all applicable requirements of ERISA, the Code, and other applicable Laws and has been administered in accordance with its terms and such Laws.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any Liability with respect to, and no Company Benefit Plan provides retiree or post-employment health, medical, life insurance, or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the premium cost of which is fully paid by such current or former employees or other individual service providers or their dependents.

(f)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions or the Merger could (either alone or in combination with another event) (i) result in any material payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any material compensation or benefits or forgiveness of material indebtedness with respect to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, or (iv) result in any funding, through a grantor trust or otherwise, of any material compensation or benefits to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan.

(g)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions or the Merger could (either alone or in combination with another event) cause any amount to fail to be deductible because of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all respects in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service, and no amount under any such Company Benefit Plan has been, is or is reasonably expected to be subject to any Tax set forth under Section 409A(a)(1)(B) of the Code, and (ii) no person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

Section 3.14 Labor Relations.

(a)  (i) No employee of the Company or any of its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) neither the Company nor any of its Subsidiaries is a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists or, to the Knowledge of the Company, is threatened, in respect of the Company or any of its Subsidiaries.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and has been since the Company Incorporation Date, in compliance in all respects with all applicable Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (collectively, “FLSA”); (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act; and (xxii) COVID-19.

(c)  Neither the Company nor any of its Subsidiaries has incurred any material Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (collectively, the “WARN Act”) that remains unsatisfied.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no Legal Actions against the Company or any of its Subsidiaries or, to the Company’s Knowledge, investigations, pending or threatened relating to any allegations of harassment, sexual misconduct or discrimination by any employee with the title of senior vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Company’s Knowledge, threatened, Legal Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any Person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied Contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)  Since January 1, 2022, no executive officer has terminated employment with the Company and, to the Company’s Knowledge, no executive officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company.

Section 3.15 Taxes.

(a)  (i) All income and other material Tax Returns required to be filed by or concerning the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete, and correct in all material respects, (ii) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company and its Subsidiaries.

(b)  (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment, or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing concerning any material Taxes due from or concerning the Company or any of its Subsidiaries, and (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)  There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)  Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local, or non-U.S. Tax Law).

(e)  The Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two years ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(f)  Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g)  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of such period) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law) occurring or in existence prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue arising prior to the Closing, (v) any election under Section 965 of the Code made prior to the Closing, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes prior to the Closing.

(h)  Neither the Company nor its Subsidiaries has taken any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of Purchaser or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(i)  Notwithstanding the foregoing, nothing in this Section 3.15 shall be construed as a representation or warranty concerning the amount, availability, or usability of any net operating loss, capital loss, Tax basis, Tax asset, Tax accounting method, Tax filing position or Tax attribute in any Tax period, or portion thereof, beginning on or after Closing Date. This Section 3.15 and Section 3.13 set forth the sole and exclusive representations and warranties regarding Tax matters of the Company and its Subsidiaries.

Section 3.16 Environmental Matters.

Except as set forth in Section 3.16 of the Company Disclosure Schedule:

(a)  The Company and its Subsidiaries comply with, and for the past three years, have complied with, all applicable Environmental Laws.

(b)  No claims, proceedings (whether civil, criminal, regulatory, or administrative), or complaints have been made or issued or, to the Company’s knowledge, are contemplated or threatened by any Governmental Authority or any Third Party (including any employee) about the Company or its Subsidiaries about any liability under any Environmental Laws or relating to Hazardous Substances; neither the Company nor any of its Subsidiaries has received any written notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under any Environmental Law, including, but not limited to, any inquiry, investigation, or remedial or corrective obligations or otherwise about Hazardous Substances.

(c)  No Hazardous Substances have been or are being spilled, leached, released, emitted, discharged, escaped, or disposed of into the environment from or on the property owned or operated by the Company or any of its Subsidiaries, including any Company Real Property. As of the date of this Agreement, no condition exists on any property owned or operated by the Company and its Subsidiaries, including any Company Real Property, or any other location, in each case which has given rise to or would reasonably be expected to give rise to, any Liability for the Company relating to environmental or Hazardous Substances matters or Environmental Laws, including such liability on the part of the Company or any of its Subsidiaries to make good, repair, reinstate or clean up any property now or previously owned, occupied or used by the Company or its Subsidiaries, including Company Real Property.

(d)  The representations and warranties outlined in Article III are the sole and exclusive representations and warranties relating to environmental matters, including Environmental Laws, environmental Permits, and Hazardous Substances.

Section 3.17 Intellectual Property.

(a)  Each of the Company and its Subsidiaries owns, is licensed to use, pursuant to valid, enforceable, and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use, or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.17(a) of the Company Disclosure Schedule sets forth a true and complete list of the following that are owned or purported to be owned by the Company or any of its Subsidiaries: (i) patents and patent applications; (ii) registered trademarks and applications therefor; (iii) registered copyrights and applications therefor; and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery, and performance of this Agreement by the Company and the consummation of the Transactions do not and the consummation of the Transactions and the Merger will not encumber, impair or extinguish any of the Company Intellectual Property.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (“Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity, and enforceability, and (ii) to the Knowledge of the Company, all Company Registered IP is subsisting, in full force and effect, and, to the Knowledge of the Company, valid and enforceable, and all renewal fees and other maintenance fees have been paid. No material contractual restrictions exist on the disclosure, use, license, or transfer of any Company Owned Intellectual Property.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that the conduct of the business of the Company or its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of the Company, no Person is infringing upon, misappropriating, or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(d)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, and its Subsidiaries have taken reasonable steps in accordance with standard industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon confidentiality being maintained. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon confidentiality being maintained, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that is, to the Knowledge of the Company, valid and enforceable.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (the “Company IT Assets”), (ii) in each case, the Company IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all Company IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (iii) the Company IT Assets have not materially malfunctioned or failed in the past three years, to the Knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the Company IT Assets, or (B) otherwise materially adversely affect the functionality of the Company IT Assets, (iv) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets in the past three years, (vi) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers that provide services related to the business of the Company and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 3.18 Real Property; Personal Property.

(a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements to such property) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion of any Company Real Property, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion of or interest in any Company Real Property, and neither the Company nor any of its Subsidiaries is a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases, and other agreements under which the Company or any of its Subsidiaries use or occupy any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). No termination event or condition, or uncured default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have good and marketable title to or a valid and enforceable leasehold interest in all Company Assets and (ii) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.19 Permits; Compliance with Law.

(a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has all material franchises, grants, authorizations, licenses, registrations, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary (but excluding any Permits required under Environmental Laws, the representations and warranties to which are addressed solely in Section 3.16) for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries has for the past five years been in compliance in all material respects with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets are bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.20 Certain Business Practices.

(a)  None of the Company or its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Knowledge of the Company, any employee, agent, or representative thereof, has in the past three years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any Person (i) with the intention of inducing improper conduct on the part of the recipient, (ii) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (iii) to otherwise secure an undue or improper advantage for the Company or its Subsidiaries in violation of any Anti-Corruption Law.

(b)  None of the Company or its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Knowledge of the Company, any employee, agent, or representative thereof in the past three years (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (iii) violated any applicable Ex-Im Law.

(c)  The operations of the Company and its Subsidiaries have been and are conducted in compliance with applicable Anti-Money Laundering Laws, including any financial recordkeeping and reporting requirements.

(d)  To the Knowledge of the Company, none of the Company or its Subsidiaries has been, in the last three years, the subject of any allegation, voluntary disclosure, investigation, prosecution, or enforcement action related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 3.21 Regulatory Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and its Subsidiaries currently conduct, and have for the past seven years conducted, their respective businesses in compliance with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (b) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority that alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or that requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and its Subsidiaries and (c) there are no restrictions imposed by any Governmental Authority upon the Company’s or any of its Subsidiaries’ business, activities or services that would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

Section 3.22 Transactions with Affiliates.

Except for this Agreement and any other Ancillary Agreement, or as outlined in Section 3.22 of the Company Disclosure Schedule, there are no transactions, arrangements, or Contracts between the Company or any Subsidiary of the Company, on the one hand, and any stockholder, officer, director, manager or Affiliate (other than the Company and its Subsidiaries) of the Company, on the other hand, other than (a) employment relationships, equity arrangements, and compensation, benefits, travel advances, and employee loans in the ordinary course of business and (b) any Contract providing for the indemnification or reimbursement of expenses of (i) any member of the Company Board or other governing body of the Company or any of its Subsidiaries and (ii) any officer of the Company or any of its Subsidiaries.

Section 3.23 Insurance.

All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries are in full force and effect, and all premiums payable under such policies have been duly paid to date. As of the date of this Agreement, none of the Company or its Subsidiaries have received any written notice of default or cancellation of any such policy.

Section 3.24 Brokers.

Except for the advisor(s) of the Company as outlined in Section 3.24 of the Company Disclosure Schedule, no broker, finder, adviser, or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.25 No Additional Representations or Warranties.

Except as otherwise expressly provided in Article IV (as modified by the Purchaser Disclosure Schedule), the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) concerning Purchaser, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or concerning the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly outlined in this Agreement, the Company hereby acknowledges and agrees that neither Purchaser nor any other Person on behalf of Purchaser has made or makes any representation or warranty, whether express or implied, concerning any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Purchaser (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

Article IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as outlined in the corresponding sections of the disclosure schedule to this Agreement to be delivered by Purchaser to the Company and the Sellers on the date hereof (the “Purchaser Disclosure Schedule”) (each of which qualifies representations, warranties, or covenants outlined in the correspondingly numbered Section of this Agreement and any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of the disclosure) and as described in the forms, reports, statements (including registration statements), certifications, and other documents and materials filed or furnished by Purchaser with the SEC, Purchaser (including each of its Subsidiaries, as applicable) hereby represents and warrants to the Company and the Sellers as follows:

Section 4.01 Organization and Power.

Purchaser and each of its Subsidiaries is duly organized, validly existing, and in good standing under the Law of its jurisdiction of organization. Purchaser has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Purchaser Material Adverse Effect. Each of the Subsidiaries of Purchaser has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not constitute a Purchaser Material Adverse Effect. Each of Purchaser and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not constitute a Purchaser Material Adverse Effect.

Section 4.02 Organizational Documents.

Purchaser has made available to the Company true and complete copies of the certificate of incorporation and bylaws of Purchaser as in effect on the date of this Agreement (collectively, the “Purchaser Organizational Documents”).

Section 4.03 Governmental Authorizations.

Assuming that the representations and warranties of the Company contained in Section 3.04 and of the Sellers contained in Section 5.02 are true and correct, the execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions do not and will not require any Governmental Authorizations, other than:

(a)  any filings or reports that may be required in connection with this Agreement, the Ancillary Agreements and the Transactions under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or state securities Laws or “blue sky” Laws;

(b)  compliance with Nasdaq rules and regulations;

(c)  such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect; and

(d)  as set forth in Section 4.03 of the Purchaser Disclosure Schedule.

Section 4.04 Corporate Authorization.

(a)  The Purchaser Board, by resolution duly adopted by the majority vote of the Purchaser Board at a meeting duly called and held, has (i) approved and adopted this Agreement, the Ancillary Agreements to which it is a party, and the Transactions, (ii) determined that this Agreement, the Transactions and the Merger are advisable and in the best interests of the stockholders of Purchaser, (iii) approved, adopted and declared advisable the payment of the Purchaser Shares Consideration, (iv) directed that (x) the approval of the issuance of the Purchaser Ordinary Shares underlying the Preferred Shares Consideration pursuant to the conversion of the Preferred Shares Consideration into Purchaser Ordinary Shares in accordance with the Purchaser Preferred Shares Certificate of Designation (“Preferred Stock Conversion”), (y) the constitution of Purchaser in form and substance mutually agreeable to Purchaser, the Sellers and the Company, including the change of the name of Purchaser to such name as shall be designated by the Sellers (the “Amended Purchaser Charter”), and (z) the election of directors in accordance with Section 1.05(a) be submitted for consideration at the Purchaser Stockholders Meeting, and (v) recommended to the stockholders of Purchaser that they approve the Preferred Stock Conversion, the Amended Purchaser Charter and the election of directors in accordance with Section 1.05(a) (the “Purchaser Board Recommendation”).

(b)  Purchaser has all necessary corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions and the Merger. The execution, delivery, and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid, and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.05 Non-Contravention.

(a)  The receipt of the consents, approval, authorizations and other requirements set forth in Section 4.03, and except as set forth on Section 4.05(a) of the Purchaser Disclosure Schedule, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of (A) the Purchaser Organizational Documents or (B) the comparable organizational or governing documents of any of the Subsidiaries of Purchaser, (ii) contravene or conflict with, or result in any material violation or breach of, any Permit or Law applicable to either Purchaser or any of its Subsidiaries or by which any Purchaser Assets are bound, assuming that all Governmental Authorizations described in Section 4.03 have been obtained or made, (iii) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Purchaser Material Contracts or Purchaser Real Property Leases to which Purchaser or any of its Subsidiaries is a party or by which any Purchaser Assets are bound or (iv) result in the creation of any Liens (other than Permitted Liens) upon any of the Purchaser Assets except, in the case of clauses (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries has received any written notice from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure of Purchaser or any of its Subsidiaries to comply with any Permit or Law.

(b)  Notwithstanding the foregoing, there is no Contract to which Purchaser is a party that purports to have a material adverse effect (or could be construed to result in a material adverse effect) on Purchaser Intellectual Property following consummation of the Transactions or the Merger.

Section 4.06 Capitalization.

(a)  As of the date of this Agreement, Purchaser’s authorized capital stock consists of (i) 100,000,000 Purchaser Ordinary Shares, (ii) 2,125,000 Class B ordinary shares with a nominal value of US$0.0001 each in the capital of Purchaser (“Purchaser Class B Shares”), (iii) 10,000,000 Purchaser Preferred Shares, and (iv) 25,000 deferred ordinary shares with a nominal value of €1.00 each (“Purchaser Deferred Shares”). As of the close of business on the date of this Agreement, (A) 19,104,398 Purchaser Ordinary Shares were issued and outstanding, (B) no Purchaser Class B Shares were issued or outstanding, (C) no Purchaser Preferred Shares were issued or outstanding, (D) no Purchaser Deferred Shares were issued or outstanding and such Purchaser Deferred Shares have been cancelled in their entirety; (E) 882,500 Purchaser Ordinary Shares are available for issuance under the Purchaser Equity Plan, including (1) 77,585 Purchaser Ordinary Shares reserved for issuance pursuant to outstanding vested Purchaser RSUs, (2) 14,615 Purchaser Ordinary Shares reserved for issuance pursuant to outstanding unvested Purchaser RSUs and (3) 1,946,866 Purchaser Ordinary Shares reserved for issuance pursuant to outstanding unexercised Purchaser Stock Options to purchase Purchaser Ordinary Shares at a weighted average per share exercise price of $7.46, (F) Purchaser Warrants to purchase 9,347,121 Purchaser Ordinary Shares at a weighted average per share exercise price of $10.96 were issued and outstanding, and (G) a certain amount of Purchaser Ordinary Shares to be reserved for issuance pursuant to a promissory note of Purchaser pursuant to the terms and conditions set forth on Section 4.06(a) of the Purchaser Disclosure Schedule.

(b)  Except (i) as set forth in Section 4.06(a) of the Purchaser Disclosure Schedule and (ii) to the extent expressly permitted under Section 6.02 (including as required by applicable Law) and as set forth in Section 4.06(a), (x) there are no other outstanding shares of capital stock of Purchaser (subject to any exercise of Purchaser Stock Options or Purchaser Warrants after the date of this Agreement each in accordance with their terms) and (y) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which Purchaser or any of its Subsidiaries is a party obligating Purchaser or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of either of Purchaser or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (4) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in Purchaser or any of its Subsidiaries or any other Person.

(c)  All outstanding Purchaser Ordinary Shares have been duly authorized and are validly issued, fully paid, non-assessable, and not subject to any preemptive rights. All outstanding Purchaser Ordinary Shares, Purchaser Stock Options, and Purchaser Warrants were offered, sold, and issued in compliance with applicable securities laws and were not issued in violation of any material respect of the Purchaser Organizational Documents.

(d)  Each outstanding share of capital stock or other equity interests of each Subsidiary of Purchaser is duly authorized, validly issued, fully paid, and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any preemptive rights.

(e)  Except for this Agreement and as set forth in Section 4.05(a) of the Purchaser Disclosure Schedule, there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any capital stock of Purchaser, including Purchaser Ordinary Shares or capital stock of any Subsidiary of Purchaser.

(f)  There are no voting trusts, proxies, or similar agreements, arrangements, or commitments to which Purchaser or any of its Subsidiaries is a party concerning the voting of any shares of capital stock or other equity interests of either of Purchaser or any of its Subsidiaries. There are no bonds, debentures, notes, or other instruments of indebtedness of Purchaser or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of Purchaser on any matters concerning Purchaser or any of its Subsidiaries.

(g)  Section 4.06(g) of the Purchaser Disclosure Schedule sets forth a true, complete, and correct list of all Persons who, as of the date of this Agreement, hold Purchaser Stock Options or Purchaser Warrants, indicating, concerning each such holder, the number of Purchaser Ordinary Shares subject to such Purchaser Stock Option and Purchaser Warrant and the exercise price, the date of grant, the vesting schedule and the expiration date of each Purchaser Stock Option and Purchaser Warrant.

Section 4.07 Subsidiaries.

(a)  Section 4.07(a) of the Purchaser Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of Purchaser. Purchaser has made the organizational documents of each such Subsidiary available to the Company.

(b)  Except as set forth in Section 4.07(b) of the Purchaser Disclosure Schedule, each of the Subsidiaries of Purchaser is wholly owned by Purchaser, directly or indirectly, free and clear of any Liens (other than Permitted Liens). Purchaser does not own, directly or indirectly, any capital stock or other equity securities of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity securities of, any Person other than the Subsidiaries of Purchaser. Purchaser has not agreed to, is not obligated to make, and is not bound by any Contract under which it may become obligated to make any future investment in or capital contribution to any Person other than the Subsidiaries of Purchaser.

Section 4.08 [Reserved].

Section 4.09 SEC Filings and the Sarbanes-Oxley Act.

(a)  Purchaser has filed with or furnished to the SEC each report, statement, schedule, form, certification, or other document (including exhibits and all other information incorporated in such documents) or filing required by applicable Law to be filed with or furnished by Purchaser to the SEC and will use its commercially reasonable efforts to file all such reports, statements, schedules, forms, certifications and other documents that it is required to file after the date of this Agreement and before the Closing. Purchaser has delivered to the Company accurate and complete copies of all reports, statements (including registration and proxy statements), schedules, forms, certifications, or other document (including exhibits and all other information incorporated in such documents) filed by Purchaser with the SEC since December 10, 2020 (the documents referred to in this Section 4.09(a), as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits and information incorporated by reference in such documents, the “Purchaser SEC Reports”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. No Subsidiary of Purchaser is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b)  As of its filing date (or, if amended, supplemented, modified, or superseded by a filing before the date of this Agreement, on the date of such filing), each Purchaser SEC Report complied, and each such Purchaser SEC Report filed after the date of this Agreement and before the end of the Restricted Period will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder that apply to each such Purchaser SEC Report.

(c)  As of its filing date (or, if amended, supplemented, modified, or superseded by another filing before the date of this Agreement, on the date of such filing), each Purchaser SEC Report filed on or before the date of this Agreement did not and each such Purchaser SEC Report filed after the date of this Agreement and before the end of the Restricted Period will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Purchaser SEC Report or necessary to make the statements made in such Purchaser SEC Report, in the light of the circumstances under which they were made, not misleading. Each Purchaser SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment, or supplement became effective, did not and each such Purchaser SEC Report filed after the date of this Agreement and before the end of the Restricted Period, as of the date such registration statement, amendment, or supplement becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be noted in such Purchaser SEC Report or necessary to make the statements in such Purchaser SEC Report not misleading.

(d)  As of the date of this Agreement, Purchaser has not received, and there are no outstanding or unresolved comments in, any comment letters received by Purchaser from the SEC concerning the Purchaser SEC Reports and to Purchaser’s Knowledge, none of the Purchaser SEC Reports have been the subject of any review of, or is the subject of any ongoing review by, the SEC.

(e)  Neither Purchaser nor any of its Subsidiaries is a party to, has any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Purchaser and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K).

(f)  Except as set forth in Section 4.09(f) of the Purchaser Disclosure Schedule, Purchaser (i) is in compliance with, in all material respects, all current listing and corporate governance requirements of Nasdaq and (ii) Purchaser has not received any correspondence from any officials or staff of Nasdaq relating to the delisting or maintenance of the listing of the Purchaser Ordinary Shares on Nasdaq.

Section 4.10 Financial Statements; Internal Controls.

(a)  The audited consolidated financial statements and unaudited consolidated interim financial statements of Purchaser and its consolidated Subsidiaries included in the Purchaser SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with International Financial Reporting Standards (“IFRS”) applied consistently (except as may be indicated in the notes to those financial statements); and

(iii) fairly presented in all material respects the consolidated financial position of Purchaser and its consolidated Subsidiaries as of the dates of such financial statements and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to regular year-end adjustments and the absence of notes). Since January 1, 2021, Purchaser maintains and has maintained disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed and reasonably effective to ensure that all information (both financial and non-financial) relating to Purchaser and its Subsidiaries required to be disclosed in Purchaser’s periodic reports under the Exchange Act is made known to Purchaser’s principal executive officer and its principal financial officer by others within Purchaser or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and its principal financial officer to such information required to be included in Purchaser’s periodic reports required under the Exchange Act. Purchaser maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) under the Exchange Act) reasonably sufficient (A) to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS consistently applied, (2) that transactions are executed only in accordance with the authorization of management, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Purchaser’s properties or assets that could have a material effect on the financial statements and (B) such that all material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. From January 1, 2021, until the date of this Agreement, Purchaser has disclosed to Purchaser’s auditors and the audit committee of the Purchaser Board and made available to the Company and the Sellers before the date of this Agreement (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Purchaser’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser internal control over financial reporting. From January 1, 2021, until the date of this Agreement, to the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has received any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of Purchaser or its Subsidiaries or their respective internal accounting controls.

(b)  Except as set forth in Section 4.10(b) of the Purchaser Disclosure Schedule, there are no off-balance sheet arrangements to which Purchaser or any of its Subsidiaries is a party.

(c)  To the Knowledge of Purchaser, Purchaser’s independent registered accounting firm has at all times since the date Purchaser became subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “Independent” concerning Purchaser within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board under the Exchange Act.

(d)  There have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by, or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer, general counsel, or similar officer of Purchaser, the Purchaser Board or any committee of the Purchaser Board, other than ordinary course audits or reviews of accounting policies and practices or internal control over financial reporting required by the Sarbanes-Oxley Act.

(e)  Purchaser has not been and is not currently determined to be a “shell company” as defined in Rule 12b-2 promulgated under the Exchange Act.

Section 4.11 Undisclosed Liabilities.

As of the date of this Agreement, except as set forth in Section 4.11 of the Purchaser Disclosure Schedule, there are no Liabilities of Purchaser or any of its Subsidiaries, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with IFRS, other than:

(a)  Liabilities reflected or reserved against in the consolidated balance sheet of Purchaser and its consolidated Subsidiaries as of December 31, 2023, or the related footnotes outlined in the Purchaser SEC Reports;

(b) Liabilities incurred since December 31, 2023, in the ordinary course of business (none of which is a Liability for tort, breach of contract or environmental Liability);

(c)  Liabilities incurred in connection with the Transactions or as permitted or contemplated expressly by this Agreement; and

(d)  Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to Purchaser and its Subsidiaries.

Section 4.12 Absence of Certain Changes.

Except as otherwise expressly contemplated or required by this Agreement, or as set forth in Section 4.12 of the Purchaser Disclosure Schedule, from December 31, 2023, to the date of this Agreement, (a) the business of Purchaser and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business, (b) there has not been any Purchaser Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken after the date of this Agreement, would constitute a breach of Section 6.02.

Section 4.13 Litigation.

Except as set forth in Section 4.13 of the Purchaser Disclosure Schedule, from December 31, 2023, through the date of this Agreement, (a) there have been no Legal Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Purchaser and its Subsidiaries and (b) there are no Orders applicable to Purchaser or any of its Subsidiaries or any of their assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Purchaser and its Subsidiaries.

Section 4.14 Material Contracts.

(a)  Section 4.14(a) of the Purchaser Disclosure Schedule sets forth a list of each of the following Contracts to which, as of the date of this Agreement, Purchaser or any of its Subsidiaries is a party (each, a “Purchaser Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement);

(ii) each Contract (A) not to (or otherwise restricting or limiting the ability of Purchaser or any of its Subsidiaries to) compete in any line of business or geographic area or (B) to restrict the ability of Purchaser or any of its Subsidiaries to conduct business in any geographic area;

(iii) each Contract (other than any Purchaser Benefit Plan) providing for or resulting in payments by Purchaser or any of its Subsidiaries that exceeded $250,000 in the calendar year ended December 31, 2023, or that is reasonably likely to require, during the remaining term of such Contract, annual payments by Purchaser or any of its Subsidiaries that exceed $250,000;

(iv) all Contracts granting to any Person an option or a first refusal, first offer, or similar preferential right to purchase or acquire any Purchaser Assets;

(v) all material Contracts (A) for the granting or receiving of a license, sublicense or franchise (in each case, including any such Contracts relating to any Intellectual Property) providing for or resulting in payment over $250,000 per year or (B) under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment over $250,000, in each case of clause (A) and (B), other than agreements with employees, non-exclusive licenses granted to Purchaser’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms;

(vi) all partnerships, joint ventures, or other similar agreements or arrangements;

(vii) any agreement with any director, officer, or stockholder of Purchaser or any Subsidiary thereof that is required to be described under Item 404 of Regulation S-K of the SEC in the Purchaser SEC Reports;

(viii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed, or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,000,000;

(ix) any agreement for the disposition or acquisition by Purchaser or any of its Subsidiaries with material obligations of Purchaser or any of its Subsidiaries (other than confidentiality obligations) remaining to be performed, or material Liabilities of Purchaser or any of its Subsidiaries continuing, after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business;

(x) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law; and

(xi) all material agreements with any Governmental Authority.

(b)  Section 4.14(b) of the Purchaser Disclosure Schedule sets forth all Contracts granting to any Person an option or a first refusal, first offer, or similar preferential right to purchase or acquire any material assets of Purchaser, a true and complete copy of which have been made available to the Company.

(c)  A true and complete copy of each Purchaser Material Contract (including any related amendments) entered into before the date of this Agreement has been filed as an exhibit (by reference or otherwise) to the Purchaser Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 30, 2024, or disclosed by Purchaser in a subsequent Purchaser SEC Report or made available to the Company before the date of this Agreement. Each Purchaser Material Contract is a valid and binding agreement of Purchaser or its applicable Subsidiary, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Except as would not be material to Purchaser, (i) neither Purchaser or such Subsidiary nor, to the Knowledge of Purchaser, any other party, is in breach of or default under any such Purchaser Material Contract, (ii) as of the date of this Agreement, there are no material disputes concerning any such Purchaser Material Contract and (iii) as of the date of this Agreement, no party under any Purchaser Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Purchaser Material Contract.

Section 4.15 Benefit Plans.

(a)  Section 4.15(a) of the Purchaser Disclosure Schedule lists all material Purchaser Benefit Plans. For purposes of this Agreement a “Purchaser Benefit Plan” is, whether or not written, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (A) under which any current or former director, manager, officer, employee or individual independent contractor of Purchaser or any of its Subsidiaries has any right to benefits and for which Purchaser or any of its Subsidiaries has any Liability or (B) that are maintained, sponsored or contributed to by Purchaser or any of its Subsidiaries or to which Purchaser or any of its Subsidiaries makes or is required to make contributions or with respect to which Purchaser or any of its Subsidiaries has any material Liability.

(b)  With respect to each material Purchaser Benefit Plan, if applicable, Purchaser has made available to the Company true and complete copies of (i) the current plan document and any amendments to it and for any unwritten plan, a summary of the material terms, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules), (iv) if the Purchaser Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the IRS, and (v) all material non-routine correspondence concerning any Purchaser Benefit Plan with a Governmental Authority within the last three years.

(c)  Neither Purchaser nor any of its Subsidiaries maintains, sponsors, or contributes to (or is required to sponsor, maintain, or contribute to), or has within the preceding six years maintained, sponsored or contributed to, or has any Liability, including on account of an ERISA Affiliate, under or with respect to, (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). Neither Purchaser nor any of its Subsidiaries has any Liability due to being considered a single employer with any other Person under Section 414 of the Code. No Purchaser Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code. Neither Purchaser nor its Subsidiaries has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(d)  Each Purchaser Benefit Plan complies with all applicable requirements of ERISA, the Code, and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. Concerning each Purchaser Benefit Plan that is intended to qualify under Section 401(a) of the Code, (i) such Purchaser Benefit Plan has received a favorable determination or opinion letter has been issued by the IRS concerning such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of Purchaser, no event has occurred since the date of such qualification or exemption that would reasonably be expected to affect such qualification or exemption adversely.

(e)  Neither Purchaser nor any of its Subsidiaries has any Liability with respect to, and no Purchaser Benefit Plan provides, retiree or post-employment health, medical, life insurance or death benefits to current or former employees or other individual service providers of Purchaser or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the premium cost of which is fully paid by such current or former employees or other individual service providers or their dependents. No Purchaser Benefit Plan is maintained (or governed by the Laws) outside of the United States or provides benefits to any service provider based or providing substantial services (in whole or in part) outside of the United States.

(f)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions, the transactions contemplated thereby or the Merger could (either alone or in combination with another event) (i) result in any payment from Purchaser or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director, manager or individual independent contractor of Purchaser or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Purchaser Benefit Plan, (iii) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director, manager or individual independent contractor of Purchaser or any of its Subsidiaries, (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director, manager or individual independent contractor of Purchaser or any of its Subsidiaries under any Purchaser Benefit Plan or (v) result in any breach or violation of or default under or limit Purchaser’s or the Company’s right to amend, modify or terminate any Purchaser Benefit Plan.

(g)  Each Purchaser Benefit Plan that constitutes in any part a “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all respects in accordance with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service, and no amount under any such Purchaser Benefit Plan has been, is or is reasonably expected to be subject to any Tax set forth under Section 409A(a)(1)(B) of the Code. No person is entitled to any gross-up, make-whole, or other additional payment from Purchaser or any of its Subsidiaries regarding any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(h)  Since January 1, 2021, there have been no pending or, to the Knowledge of Purchaser, threatened material claims, investigations, audits, or litigation against or involving any Purchaser Benefit Plan other than ordinary claims for benefits by participants and beneficiaries.

(i)  Each Purchaser Benefit Plan can be terminated at any time for any or no reason by Purchaser or any of its Subsidiaries without any past, present or future Liability or obligation to Purchaser or any of its Subsidiaries (other than solely administrative expenses related to such termination).

Section 4.16 Labor Relations.

(a)  Since January 1, 2021, (i) no employee of Purchaser or any of its Subsidiaries is or has been represented by a labor organization, works council, trade union, labor association or other employee representative, and, to the Knowledge of Purchaser, no labor organization, works council, trade union, labor association or other employee representative organizing efforts are currently being or have been, conducted, (ii) neither Purchaser nor any of its Subsidiaries is or has been a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) there have been no actual or, to the Knowledge of Purchaser, threatened, strike, picket, work stoppage, work slowdown or other organized labor dispute in respect of Purchaser or any of its Subsidiaries.

(b)  Each of Purchaser and its Subsidiaries is, and has been since January 1, 2021, in compliance in all material respects with all Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the FLSA; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; (xxi) any bargaining or other obligations under the National Labor Relations Act and any similar Law or regulation of any country or jurisdiction applicable to the Company or any of its Subsidiaries.

(c)  Neither Purchaser nor any of its Subsidiaries has incurred any material Liability or obligation under the WARN Act, or any similar Law or regulation of any country or jurisdiction applicable to the Company or any of its subsidiaries, that remains unsatisfied.

(d)  Since January 1, 2021, (i) no allegations of harassment, sexual misconduct, or discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility, or pay grade) of Purchaser or any of its Subsidiaries through Purchaser’s anonymous employee hotline or any formal human resources communication channels at Purchaser or any of its Subsidiaries, and (ii) there are no Legal Actions against Purchaser or any of its Subsidiaries or, to Purchaser’s Knowledge, investigations, pending or threatened relating to any allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Purchaser or any of its Subsidiaries. Since January 1, 2021, neither Purchaser nor any of its Subsidiaries has entered into any settlement agreements related to allegations of harassment, sexual misconduct, or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of Purchaser or any of its Subsidiaries.

(e)  There are no pending or, to Purchaser’s Knowledge, threatened Legal Actions against Purchaser or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of Purchaser or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of Purchaser or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f)  Since January 1, 2021, all individuals who perform or have performed services for Purchaser or any of its Subsidiaries have been classified correctly in applicable Law in all material respects (i) as employees or individual independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has notice of any pending or, to Purchaser’s Knowledge, threatened, inquiry or audit from any Governmental Authority concerning any such classifications.

(g)  Except as disclosed in Section 4.16(g) of the Purchaser Disclosure Schedule, since January 1, 2021, no executive officer has terminated employment with Purchaser, and no executive officer intends to terminate employment with Purchaser except as required under this Agreement.

Section 4.17 Taxes.

(a)  (i) All income and other material Tax Returns required to be filed by or with respect to Purchaser and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) Purchaser and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with IFRS for all material Taxes not yet due and payable in the most recent financial statements contained in the Purchaser SEC Reports, and (iii) Purchaser and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by Purchaser and its Subsidiaries.

(b)  (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from Purchaser and its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to Purchaser and its Subsidiaries, (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where Purchaser and its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and (iv) all material deficiencies for Taxes asserted or assessed in writing against Purchaser or any of its Subsidiaries have been fully and timely paid or properly reflected under IFRS in the most recent financial statements contained in the Purchaser SEC Reports.

(c)  There are no Liens for Taxes upon the assets or properties of Purchaser and its Subsidiaries, except for Permitted Liens.

(d)  Neither Purchaser nor its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(e)  Purchaser has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code.

(f)  Neither Purchaser nor its Subsidiaries has any Liability for the Taxes of any Person (other than either Purchaser and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, successor, by Contract (other than pursuant to customary provisions in any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(g)  Neither Purchaser nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law) occurring or in existence prior to the Closing, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue arising prior to the Closing, (v) any election under Section 965 of the Code made prior to the Closing, (vi) any prepaid amounts received prior to the Closing Date, or (vii) any agreement entered into with any Governmental Authority with respect to Taxes prior to the Closing.

(h)  The unpaid Taxes of Purchaser do not exceed the reserves therefor (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent financial statements contained in the Purchaser SEC Reports and will not exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past custom and practices of Purchaser in filing its Tax Returns. Since December 31, 2021, Purchaser has not incurred any material Tax liability outside the ordinary course of business.

(i)  Neither Purchaser nor any of its Subsidiaries has taken any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the Knowledge of Purchaser, there are no facts or circumstances, other than any facts and circumstances to the extent that such facts and circumstances exist or arise as a result of or related to any act or omission occurring after the date of this Agreement of the Company or any of its Affiliates not contemplated by this Agreement, that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(j)  Notwithstanding the foregoing, nothing in this Section 4.17 shall be construed as a representation or warranty with respect to the amount, availability or usability of any net operating loss, capital loss, Tax basis, Tax asset, Tax accounting method, Tax filing position or Tax attribute in any Tax period, or portion thereof, beginning on or after Closing Date. This Section 4.17 and Section 4.15 set forth the sole and exclusive representations and warranties regarding Tax matters of Purchaser.

Section 4.18 Environmental Matters.

(a)  Purchaser and its Subsidiaries are in compliance and for the past three years have complied with all applicable Environmental Laws, in all material respects;

(b)  Purchaser and its Subsidiaries possess all material Permits required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(c)  Neither Purchaser nor any Subsidiary of Purchaser has received any notice or request for information from any Governmental Authority or other Third Party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(d)  To the Knowledge of Purchaser, no condition exists on any property owned or operated by Purchaser and its Subsidiaries or any other location, in each case, that has given rise to, or would reasonably be expected to give rise to, any Liability for Purchaser or any of its Subsidiaries relating to environmental or Hazardous Substances matters or Environmental Laws; and

(e)  To the Knowledge of Purchaser, the Transactions and the Merger do not require notice to, or approval from, any Governmental Authority under any Environmental Law.

Section 4.19 Intellectual Property.

(a)  Purchaser and its Subsidiaries own, are licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise have the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Purchaser and its Subsidiaries (collectively, the “Purchaser Intellectual Property”) free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. Section 4.19(a) of the Purchaser Disclosure Schedule sets forth a true and complete list of the following that are owned or purported to be owned by either Purchaser or any of its Subsidiaries: (i) patents and patent applications; (ii) registered trademarks and applications therefor; (iii) registered copyrights and applications therefor; and (iv) domain name registrations ((i) - (iv), the “Purchaser Registered IP”). Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, the execution, delivery, and performance of this Agreement by Purchaser do not, and the consummation by Purchaser of the Transactions and the consummation of the Transactions and the Merger will not, encumber, impair or extinguish any of the Purchaser Intellectual Property.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, none (i) of the Purchaser Intellectual Property owned or purported to be owned by Purchaser or any of its Subsidiaries (“Purchaser Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Purchaser, all Purchaser Registered IP is subsisting, in full force and effect, and, to the Knowledge of Purchaser, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Purchaser Owned Intellectual Property.

(c)  (i) To the Knowledge of Purchaser, the conduct of the business of Purchaser and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2021 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party, (ii) no Legal Action is pending, asserted in writing, or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that the conduct of the business of Purchaser or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party and (iii) to the Knowledge of Purchaser, no Person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2021, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by Purchaser or any of its Subsidiaries.

(d)  Purchaser and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Purchaser Intellectual Property that is material to the business of Purchaser and its Subsidiaries and the value of which is contingent upon confidentiality being maintained. Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, none of the Purchaser Owned Intellectual Property that is material to the business of Purchaser and its Subsidiaries and the value of which is contingent upon confidentiality being maintained, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.

(e)  Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, all Persons who have contributed, developed or conceived any Purchaser Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of Purchaser and its Subsidiaries and assigns to Purchaser (or one of its Subsidiaries, as applicable) exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f)  Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) Purchaser and its Subsidiaries have sufficient rights to use all of the Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries used or held for use in connection with the operation of the business of Purchaser and its Subsidiaries (the “Purchaser IT Assets”), (ii) in each case, the Purchaser IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of Purchaser and its Subsidiaries, and all Purchaser IT Assets are owned or licensed under valid licenses and operated by and are under the control of Purchaser and its Subsidiaries, (iii) the Purchaser IT Assets have not materially malfunctioned or failed in the past three years and, to the Knowledge of Purchaser, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the Purchaser IT Assets, or (B) otherwise materially adversely affect the functionality of the Purchaser IT Assets, (iv) Purchaser and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of Purchaser and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any Purchaser IT Assets in the past three years, (vi) Purchaser and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) Purchaser and its Subsidiaries have in place with the third-party owners and operators of all data centers that provide services related to the business of Purchaser and its Subsidiaries written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

Section 4.20 Real Property; Personal Property.

(a)  Section 4.20(a) of the Purchaser Disclosure Schedule sets forth a true and complete list of the address for each owned and leased Purchaser Real Property of the Company and its Subsidiaries. Purchaser and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) used by the business of Purchaser and its Subsidiaries (the “Purchaser Real Property”) and the ownership of or leasehold interest in any Purchaser Real Property is not subject to any Lien (except in all cases for Permitted Liens). Neither Purchaser nor any of its Subsidiaries have leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Purchaser Real Property or any portion of Purchaser Real Property, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Purchaser Real Property or any portion of or interest, and neither Purchaser nor any of its Subsidiaries are parties to any Contract to sell, transfer, or encumber any Purchaser Real Property.

(b)  Each of the leases, subleases, and other agreements under which Purchaser or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any Purchaser Real Property (the “Purchaser Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). No termination event or breach or default on the part of each of Purchaser or its Subsidiaries exists under any Purchaser Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a termination event or breach or default under any Purchaser Real Property Lease. Neither Purchaser nor any of its Subsidiaries have collaterally assigned or granted any other security interest in any Purchaser Real Property Lease or any interest therein. Purchaser has made available to the Company and the Sellers true and complete copies of each Purchaser Real Property Lease document (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto).

(c)  Purchaser and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all Purchaser Assets.

(d)  None of Purchaser’s or any of its Subsidiaries’ ownership of or leasehold interest in any such Purchaser Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 4.21 Permits; Compliance with Law.

(a)  Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser and its Subsidiaries is in possession of all material Permits necessary for each of Purchaser and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Purchaser Permits”). All such Purchaser Permits are in full force and effect in all material respects and no revocation, termination, suspension, or cancellation of any of the Purchaser Permits is pending or, to the Knowledge of Purchaser, has been threatened in writing, against Purchaser or any of its Subsidiaries.

(b)  Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, Purchaser and each of its Subsidiaries has at all times since January 1, 2021, been in compliance in all material respects with (i) all Laws applicable to Purchaser or such Subsidiary or by which any of the Purchaser Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Purchaser Permits.

Section 4.22 Certain Business Practices.

(a)  Neither Purchaser nor its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Knowledge of Purchaser, any employee, agent, or representative thereof, has in the past three years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any Person (i) with the intention of inducing improper conduct on the part of the recipient, (ii) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (iii) to otherwise secure an undue or improper advantage for Purchaser or its Subsidiaries in violation of any Anti-Corruption Law.

(b)  Neither Purchaser nor its Subsidiaries, nor any of their respective directors, managers, or officers or, to the Knowledge of Purchaser, any employee, agent, or representative thereof in the past three years (i) has been or is a Sanctioned Person, (ii) has (acting for or on behalf of Purchaser or its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (iii) violated any applicable Ex-Im Law.

(c)  The operations of Purchaser and its Subsidiaries have been and are conducted in compliance with applicable Anti-Money Laundering Laws, including any financial recordkeeping and reporting requirements, and Purchaser’s books and records fairly and accurately reflect, in reasonable detail, their transactions and disposition of assets consistent with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(d)  To the Knowledge of Purchaser, neither Purchaser nor its Subsidiaries has been, in the last three years, the subject of any allegation, voluntary disclosure, investigation, prosecution, or enforcement action related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.23 Regulatory Matters.

(a)  (i) Purchaser and its Subsidiaries currently conduct, and have at all times since January 1, 2021, conducted, their respective business in compliance in all material respects with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, neither Purchaser nor any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority that alleges or asserts that Purchaser or any of its Subsidiaries has violated any Laws or that requires or seeks to adjust, modify or alter Purchaser’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to Purchaser and its Subsidiaries and (iii) there are no restrictions imposed by any Governmental Authority upon Purchaser’s or any of its Subsidiaries’ business, activities or services that would restrict or prevent Purchaser or any of its Subsidiaries from operating as it currently operates.

(b)  Purchaser and each of its Subsidiaries and, to the Knowledge of Purchaser, all of their respective directors, managers, officers, agents, and employees, comply in all material respects with, and Purchaser and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause Purchaser and its Subsidiaries and their respective directors, managers, officers, agents and employees to comply in all material respects with, to the extent applicable, all Laws.

Section 4.24 Anti-Takeover Arrangements.

There is no stockholder rights plan, “poison pill”, anti-takeover plan, or other similar plan, device, or arrangement to which Purchaser or any of its Subsidiaries is a party or by which they are bound concerning any capital stock of Purchaser or any of its Subsidiaries.

Section 4.25 Transactions with Affiliates.

Except as disclosed in the Purchaser SEC Reports or Section 4.25 of the Purchaser Disclosure Schedule, from the date of filing on April 30, 2024, of the Purchaser Annual Report on Form 20-F for the fiscal year ended December 31, 2023, through the date hereof, no event has occurred that would be required to be reported by Purchaser pursuant to Item 404 of Regulation S-K and there are no transactions, arrangements or Contracts between Purchaser or any of its Subsidiaries, on the one hand, and any stockholder, officer, director, manager or Affiliate of Purchaser, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 4.26 Insurance.

Valid and currently effective insurance policies cover purchaser and its Subsidiaries, and all premiums payable under such policies have been duly paid to date. Neither Purchaser nor its Subsidiaries has received written notice of default or cancellation of any such policy. All material fire and casualty, general liability, business interruption, product Liability, and sprinkler and water damage insurance policies maintained by or on behalf of Purchaser or any of its Subsidiaries (“Purchaser Insurance Policies”) provide adequate coverage for all normal risks incident to the business of Purchaser and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Purchaser Insurance Policies that, individually or in the aggregate, are not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.27 Valid Issuance.

The Purchaser Ordinary Shares and Purchaser Preferred Shares to be issued in connection with this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

Section 4.28 Brokers.

No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Subsidiaries.

Section 4.29 Shell Company Status.

Purchaser is not, and has never been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 4.30 Listing and Maintenance Requirements.

Except as disclosed in Section 4.30 of the Purchaser Disclosure Schedule, the Purchaser Ordinary Share are registered pursuant to Section 12(b) of the Exchange Act, and Purchaser has taken no action designed to, or that to its Knowledge is likely to have the effect of, terminating the registration of the Purchaser Ordinary Shares under the Exchange Act nor has Purchaser received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the Purchaser SEC Reports, Purchaser has not, in the 12 months preceding the date hereof, received notice from Nasdaq that Purchaser is not in compliance with the listing or maintenance requirements of Nasdaq.

Section 4.31 No Additional Representations or Warranties.

Except as otherwise expressly provided in Article III (as modified by the Company Disclosure Schedule), Purchaser hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) concerning the Sellers, the Company, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or concerning the accuracy or completeness of any other information made available to Purchaser, its respective Affiliates or any of their respective Representatives by, or on behalf of, Purchaser, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly outlined in this Agreement, Purchaser hereby acknowledges and agrees that none of the Sellers, the Company, nor any other Person on behalf of the Sellers or the Company has made or makes any representation or warranty, whether express or implied, concerning any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its respective Affiliates or any of their respective Representatives or any other Person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V. REPRESENTATION AND WARRANTIES OF THE SELLERS

Except as set forth in the corresponding sections of the disclosure schedule to this Agreement to be delivered by the Sellers to the Company and Purchaser on the date hereof (the “Seller Disclosure Schedule”) (each of which qualifies representations, warranties or covenants outlined in the correspondingly numbered Section of this Agreement and any other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representations, warranties or covenants is reasonably apparent on the face of the disclosure), or as set forth below, each Seller hereby represents and warrants to Purchaser as follows:

Section 5.01 Purchase Entirely for Own Account. The Seller understands and acknowledges that this Agreement is made with the Seller in reliance upon the Seller’s representations to Purchaser, which by execution of this Agreement the Seller hereby confirms, that the Purchaser Shares Consideration to be issued to the Seller pursuant to Section 1.01 will be acquired by the Seller for investment purposes only for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller does not have a present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Seller represents that it has no contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to such Person or any third Person concerning the Purchaser Shares Consideration.

Section 5.02 Capacity; Enforceability. The Seller is at least 21 years of age and has the full right, power, and authority, and is of sufficient legal capacity to enter into and deliver this Agreement and each Ancillary Agreement to which he is a party, to carry out his obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. This Agreement and each Ancillary Agreement to which the Seller is a party has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions (except as the enforceability may be limited by (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles), and the execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which he is a party, and the performance by the Seller of its obligations hereunder and thereunder, do not and will not (i) violate or a conflict with (A) the terms of any agreement or instrument to which the Seller is a party or by which he is bound and/or (B) any statute, regulation, law, order, writ, injunction, judgment, or decree to which the Seller is subject, or (ii) require any authorization or approval under or pursuant to any of the foregoing that have not been obtained.

Section 5.03 Ownership of Sellers’ Shares. The Seller represents that, as of the date hereof, the Seller is the sole and exclusive record and beneficial owner of the Sellers’ Shares as set forth opposite the Seller’s name on Section 5.03 of the Seller Disclosure Schedule, free and clear of all Liens (other than Permitted Liens), that no other Person has, or is entitled to, any right concerning any of the Sellers’ Shares, and that, upon consummation of the Transactions, Purchaser will acquire good and valid legal and beneficial title to all of Sellers’ Shares, free and clear of all Liens, other than restrictions on transfer imposed by federal and state securities laws. All Sellers’ Shares set forth on Schedule 5.03 of the Seller Disclosure Schedule constitute, in the aggregate, 69.36% of the issued and outstanding shares of capital stock of the Company on a fully diluted basis.

Section 5.04 Reliance Upon Seller Representations. The Seller understands that the issuance of the Purchaser Shares Consideration has not been registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Purchaser Shares Consideration hereunder is exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder or another exemption from registration under the Securities Act and applicable state securities laws.

Section 5.05 Receipt of Information. The Seller believes that he has received all the necessary or appropriate information to decide whether to invest in the Purchaser Shares Consideration. The Seller further represents that he has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the acquisition of the Purchaser Shares Consideration and the business, properties, prospects, and financial condition Purchaser, the Company and their Affiliates and to obtain additional information (to the extent Purchaser and its Affiliates possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Seller or to which the Seller had access. The foregoing, however, does not limit or modify the representations and warranties of the Purchaser in Article IV or the rights of the Seller to rely thereon.

Section 5.06 Investment Experience. The Seller confirms that he has the knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of acquisition of the Purchaser Shares Consideration and of making an informed investment decision and understands that (i) investment in and acquisition of the Purchaser Shares Consideration is suitable only for an investor that can bear the economic consequences of losing such investor’s entire investment, (ii) the acquisition of the Purchaser Shares Consideration to be received by the Seller hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of the Purchaser Shares Consideration and, accordingly, it may not be possible for the Seller to liquidate his investment in case of emergency.

Section 5.07 Accredited Seller Status. The Seller is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

Section 5.08 Restricted Securities. The Seller understands that a limited market currently exists for the resale of the Purchaser Shares Consideration, and it may only be possible to sell the Purchaser Shares Consideration within the sale of all of the stock or assets of Purchaser. Purchaser has no present intention of undertaking any such sale and no assurance can be given that any such sale will occur in the near-term future or at all.

Section 5.09 Non-Contravention. Except as set forth on Schedule 5.09 of the Seller Disclosure Schedule, the execution, delivery, and performance of this Agreement by the Seller and the consummation of the Transactions do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Seller (b) result in any violation, termination, acceleration of any material obligation, cancellation or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Contracts to which the Seller is a party or (c) result in the creation of any Liens (other than Permitted Liens) upon the Sellers’ Shares owned by the Seller except, in the case of clauses (a), (b), and (c), as would not prevent, or materially impair or delay, the ability of the Seller to consummate the Transactions or otherwise perform any of their obligations under this Agreement.

Section 5.10 No Additional Representation or Warranties. Except as specifically provided in this Agreement, neither the Seller nor any of the Seller’s Affiliates have made, or are making, any representation or warranty whatsoever to Purchaser or any of its Affiliates and, except in the case of fraud, no such party shall be liable in respect of the accuracy or completeness of any information or documents (including any projections on the future performance of the businesses of the Company) provided to Purchaser or any of its Affiliates.

Article Vi. COVENANTS

Section 6.01 Conduct of Business of the Company.

During the Restricted Period, except (i) as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.01 of the Company Disclosure Schedule, (iii) as required by Law, or (iv) as consented to in writing by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its operations in the ordinary course of business consistent with past practice in all material respects and (B) maintain and preserve intact in all material respects its business organization, the Company Assets, the Company Permits and the Company Real Property, retain the services of its current officers and employees (it being understood that no material increases in any compensation or benefits, including any incentive, retention or similar compensation shall be made in respect thereof except to the extent such increase is required in the ordinary course of business consistent with past practice) and preserve material business relationships with its customers, suppliers, agents, employees and other Persons. Without limiting the generality of the foregoing, and except (1) as otherwise expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by Purchaser, such consent not to be unreasonably withheld, conditioned or delayed, during the Restricted Period the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(a) Organizational Documents. Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company’s Subsidiaries (including partnership agreements and limited liability company agreements) in any material respect;

(b) Dividends. Make, declare, or pay any dividend or distribution on any shares of its capital stock, other than dividends, distributions, and intercompany debt settlements by wholly-owned Subsidiaries of the Company in the ordinary course of business and any dividends required to be declared, paid, or accrued on the Company Preferred Stock;

(c) Capital Stock. (i) Adjust, split, combine, or reclassify its capital stock, (ii) redeem, purchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the exercise of Convertible Securities of the Company outstanding as of the date of this Agreement and in accordance with their terms), or (iv) enter into any Contract concerning the sale, voting, registration or repurchase of its capital stock;

(d) Indebtedness; Guarantees. Incur, assume, or guarantee any indebtedness for borrowed money other than (i) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Purchaser or (ii) pursuant to equipment financing in the ordinary course of business and consistent with past practice not in excess of $250,000;

(e) Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, concerning a material amount of Taxes;

(f) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions, or other items for material accounting purposes or revalue any of its material assets, in each case, other than as required by changes in GAAP or applicable Law or as may be reasonably necessary to comply with GAAP or applicable Law after the date of this Agreement;

(g) Dispositions. Sell, lease, exclusively license, transfer, pledge, encumber, grant, or dispose of any Company Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of the Company, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) in connection with products or services offered or provided in the ordinary course of business, (ii) in connection with the financing of capital equipment, (iii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iv) expirations of Company Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Company Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, or (v) transactions among the Company and any of its Subsidiaries;

(h) Acquisitions. Acquire by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division of such business organization;

(i) Contracts. (i) Enter into any Contract that if in effect as of the date of this Agreement would be a Company Material Contract or Company Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under this Section 6.01), (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors from engaging or competing in any line of business or in any geographic area in any material respect, (iii) terminate, cancel or request any material change in or waive any material rights under any Company Material Contract or Company Real Property Lease other than the expiration of any Company Material Contract or Company Real Property Lease in accordance with its terms, or (iv) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Party;

(j) Loans. (i) Make any loans, advances or capital contributions to (other than business advances in the ordinary course of business), or investments in, any other Person (including any of its officers, directors, employees, agents or consultants), other than by the Company or a wholly owned Subsidiary of the Company to, or in, the Company or any of its wholly owned Subsidiaries in the ordinary course of business or (ii) make any material change in the Company’s existing borrowing or lending arrangements for or on behalf of such Persons;

(k) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), relating to the Company or any of its Subsidiaries, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or another form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not more than $100,000 individually or in the aggregate (excluding any amounts paid or payable by an insurance provider);

(i) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, manager, officer, or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transactions or the Merger;

(j) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions outlined in Article VII of this Agreement not being satisfied or satisfaction of those conditions being materially delayed;

(k) Compensation and Benefits. Except (i) as otherwise provided in Section 6.01(k) of the Company Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (ii) be deemed or construed as permitting the Company to take any action that is not permitted by any other provision of this Section 6.01), (A) materially increase the compensation or benefits payable or to become payable to any current or former employee of the Company or any directors, managers or officers, (B) grant any equity or equity-based incentive award, retention, severance or termination pay or change in control or transaction bonus to any current or former Company Employee or any directors, managers or officers, (C) renew or enter into or amend any new employment or severance agreement with any current or former Company Employee or any directors, managers or officers, (D) establish, adopt, or enter into, materially amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, (E) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (F) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act or (G) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former Company Employee or any directors, managers or officers, except, in each case, to the extent required by applicable Law or this Agreement; or

(l) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 6.02 Conduct of Business of Purchaser.

During the Restricted Period, except (i) as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.02 of the Purchaser Disclosure Schedule, (iii) as required by Law, or (iv) as consented to in writing by the Company, such consent not to be unreasonably withheld, conditioned or delayed, Purchaser shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its operations in the ordinary course of business consistent with past practice in all material respects, (B) conduct its business in a manner that would maintain the status of Purchaser Ordinary Shares for trading on Nasdaq, and (C) maintain and preserve intact in all material respects its business organization, the Purchaser Assets, the Purchaser Permits and Purchaser Real Property, retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be made in respect thereof except to the extent such increase is required in the ordinary course of business consistent with past practice) and preserve material business relationships with its customers, suppliers, agents, employees and other Persons. Without limiting the generality of the foregoing, and except (1) as otherwise expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.02 of the Purchaser Disclosure Schedule, (3) as required by applicable Law, or (4) as consented to in writing by the Company, such consent not to be unreasonably withheld, conditioned or delayed, during the Restricted Period Purchaser shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(a) Organizational Documents. Amend, or seek approval from the stockholders of Purchaser to amend, any of the Purchaser Organizational Documents or any of the comparable organizational documents of any of Purchaser’s Subsidiaries (including partnership agreements and limited liability company agreements);

(b) Dividends. Make, declare, or pay any dividend or distribution on any shares of its capital stock other than dividends, distributions, and intercompany debt settlements by wholly owned Subsidiaries of Purchaser in the ordinary course of business;

(c) Capital Stock. (i) adjust, split, combine, or reclassify its capital stock, (ii) redeem, purchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) issue, deliver or sell any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities (other than pursuant to the exercise of Convertible Securities of Purchaser outstanding as of the date of this Agreement and in accordance with their terms), or (iv) enter into any Contract concerning the sale, voting, registration or repurchase of its capital stock other than the Registration Statement;

(d) Compensation and Benefits. Except (i) as otherwise provided in Section 6.02(d) of the Purchaser Disclosure Schedule or (ii) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (ii) be deemed or construed as permitting Purchaser or any of its Subsidiaries to take any action that is not permitted by any other provision of this Section 6.02), (A) materially increase the compensation or benefits payable or to become payable to any current or former Purchaser Employee or any directors, managers or officers, (B) grant any equity or equity-based incentive award, retention, severance or termination pay or change in control or transaction bonus to any current or former Purchaser Employee or any directors, managers or officers, (C) renew or enter into or amend any new employment or severance agreement with any current or former Purchaser Employee or any directors, managers or officers, (D) establish, adopt, enter into, materially amend or terminate any Purchaser Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Purchaser Benefit Plan, (E) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (F) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act or (G) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former Purchaser Employee or any directors, managers or officers, except, in each case, to the extent required by applicable Law, this Agreement or in terms of any Purchaser Benefit Plan in effect on the date of this Agreement and set forth on Section 6.02(d) of the Purchaser Disclosure Schedule that has been made available to the Company and the Sellers as of the date of this Agreement;

(e) Dispositions. Except as otherwise provided in Section 6.02(e) of the Purchaser Disclosure Schedule, sell, lease, exclusively license, transfer, pledge, encumber, grant, or dispose of any Purchaser Assets, including any Intellectual Property rights and the capital stock of Subsidiaries of Purchaser, that are material to Purchaser and its Subsidiaries, taken as a whole, other than (i) in connection with products or services offered or provided in the ordinary course of business, (ii) the disposition of used, obsolete or excess equipment in the ordinary course of business, (iii) expirations of Purchaser Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Purchaser Owned Intellectual Property, or dispositions of non-material Purchaser Owned Intellectual Property, in each case in the ordinary course of business, or (iv) transactions among Purchaser and any of its Subsidiaries;

(f) Acquisitions. Except as set forth in Section 6.02(f) of the Purchaser Disclosure Schedule, acquire by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division of such business organization;

(g) Contracts. (i) Enter into any Contract that is in effect as of the date of this Agreement would be a Purchaser Material Contract or Purchaser Real Property Lease, other than in the ordinary course of business (unless such Contract would otherwise be prohibited under this Section 6.02), (ii) enter into any Contract that would limit or otherwise restrict Purchaser or any of its Subsidiaries or any of their successors from engaging or competing in any line of business or in any geographic area in any material respect, (iii) terminate, cancel or request any material change in or waive any material rights under any Purchaser Material Contract or Purchaser Real Property Lease other than the expiration of any Purchaser Material Contract or Purchaser Real Property Lease in accordance with its terms in the ordinary course of business (unless such action would otherwise be prohibited under this Section 6.02), or (iv) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any Third Parties;

(h) Indebtedness; Guarantees. Incur, assume, or guarantee any indebtedness for borrowed money other than (i) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to the Company and the Sellers or (ii) pursuant to promissory notes issued in connection with any acquisition agreed to by Purchaser in writing, which acquisition is made pursuant to the terms set forth in Section 6.02(f);

(i) Loans. (i) Make any loans, advances, or capital contributions to (other than business advances in the ordinary course of business) or investments in any other Person (including any of its officers, directors, managers, employees, agents, or consultants), other than by Purchaser or a wholly owned Subsidiary of Purchaser to, or in, Purchaser or any of its wholly owned Subsidiaries in the ordinary course of business or (ii) make any material change in Purchaser’s or any of its Subsidiaries existing borrowing or lending arrangements for or on behalf of such Persons;

(j) Tax. Make or change or rescind any material Tax election, file any material amended Tax Return, change or adopt any material method of Tax accounting, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, concerning a material amount of Taxes, or incur any Taxes outside of the ordinary course of business;

(k) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions, or other items for material accounting purposes or revalue any of its material assets, in each case, other than as required by changes in IFRS or applicable Law or as may be reasonably necessary to comply with IFRS or applicable Law after the date of this Agreement;

(l) Legal Actions. Commence, initiate, waive, release, assign, settle, or compromise any Legal Action or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business), pertaining to Purchaser or any of its Subsidiaries;

(m) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer, or stockholder of Purchaser that would reasonably be expected to materially delay or prevent the consummation of the Transactions or the Merger or that would be required to be described under Item 404 of Regulation S-K of the SEC;

(n) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transactions outlined in Article VII not being satisfied or satisfaction of those conditions being materially delayed; or

(o) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 6.03 Access to Information; Confidentiality.

(a)  Through the Restricted Period (or if earlier, the date on which this Agreement is terminated pursuant to Article VIII), the Company shall, and shall cause its Subsidiaries to, (i) provide to Purchaser and its Representatives access to at reasonable times upon prior notice the officers, employees, properties, books, and records of the Company and its Subsidiaries, and (ii) furnish promptly such information concerning the Company and its Subsidiaries as Purchaser or its Representatives may reasonably request.

(b)  Through the Restricted Period (or if earlier, the date on which this Agreement is terminated pursuant to Article VIII), Purchaser shall, and shall cause its Subsidiaries to (i) provide to the Sellers, the Company and their respective Representatives access to at reasonable times upon prior notice the officers, employees, properties, books and records of Purchaser and its Subsidiaries, and (ii) furnish promptly such information concerning Purchaser and its Subsidiaries as the Sellers, the Company or their respective Representatives may reasonably request.

(c)  Notwithstanding the foregoing, neither Purchaser nor the Company, or their respective Subsidiaries, shall be required to provide such access if it reasonably determines that such access would (i) materially disrupt or impair the ordinary course business or operations of Purchaser or the Company, as applicable, or any of its Subsidiaries, (ii) violate any legally-binding obligation concerning confidentiality, non-disclosure or privacy, (iii) constitute a violation of any applicable Law or (iv) result in the disclosure of any trade secrets of Third Parties. Nothing in this Agreement shall require the Company or Purchaser or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine, or similar privilege or violate any confidentiality obligation of such Party (provided, however, that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to allow such disclosure to be made without violation of such confidentiality obligations, as applicable).

(d)  Purchaser, Sellers, and the Company shall comply with and use their reasonable best efforts to cause their respective Representatives to comply with all their respective obligations under the Confidentiality Agreement concerning the information disclosed under this Section 6.03.

 Section 6.04 Purchaser Financing. After the date of this Agreement, Purchaser shall use commercially reasonable efforts to raise at least $5,000,000 in one or more financing transactions (the “Purchaser Financing”) and the Company and Sellers shall support and assist Purchaser in connection with the Purchaser Financing. The Parties agree that 50% of the proceeds from the Purchaser Financing will be set aside and made available expressly for the Company to use for its working capital and corporate needs and the remaining 50% of such funds will be set aside and made available expressly for the businesses of Purchaser existing immediately prior to Closing to use for their working capital and corporate needs. To split the net proceeds of the Purchaser Financing as described above, Purchaser shall make loans of one-half of the net proceeds (or such lesser amount as agreed to by the Parties in writing) to the Company, which loans shall be (i) forgiven upon the Preferred Stock Conversion or (ii) repaid if the Transactions are unwound in accordance with Section 8.01. Purchaser and the Company shall cooperate to structure such allocation of proceeds and the use of such proceeds on a mutually agreeable basis. The Purchaser shall utilize its portion of the net proceeds of the Purchaser Financing to pay off any indebtedness for borrowed money, accounts payable and other liabilities.

 Section 6.05 [Reserved]

Section 6.06 Post-Closing Agreements and other Deliverables.

(a)  Merger Agreement. Following the Closing Date, Purchaser and the Company, and Purchaser and Sellers shall ensure that the Company, enter into the Merger Agreement with respect to the Merger on terms and conditions to be mutually agreed upon by Purchaser on the one hand and the Company and the Sellers on the other hand.

(b)  Voting Agreement. Within ten (10) days of the date of this Agreement, Purchaser shall also cause its officers and directors who hold shares of Purchaser (including vested Convertible Securities that are convertible or exchangeable for Purchaser Ordinary Shares) (collective, “Purchaser Insiders”) to execute and deliver a voting agreement in form and substance mutually agreeable to Purchaser, the Sellers and the Company.

(c)  Use of Proceeds from August 2024 Subscription Agreement. Any proceeds received by Purchaser in connection with that certain Subscription Agreement, dated as of August 28, 2024, between Purchaser and the investor signatory thereto (the “August 2024 Subscription Agreement”) shall be used to repay certain funds that were received by certain Subsidiaries of Purchaser or entities organized under Portuguese law by Purchaser as set forth in Section 6.06(d) of the Purchaser Disclosure Schedule, up to the lesser of (a) the amount of such funds that must be repaid pursuant to the terms and conditions for the receipt of such funds, or (b) €10 million.

(d)  Adjustment of Shares Issuable to Sellers. In the event that (i) any shares or securities of Purchaser are issued in connection with the August 2024 Subscription Agreement prior to the effectiveness of the Merger, (ii) the proceeds therefrom are used to repay certain funds that were received by certain Subsidiaries of Purchaser or entities organized under Portuguese law by Purchaser as set forth in Section 6.06(d) of the Purchaser Disclosure Schedule, and (iii) the terms and conditions for the consummation of the Merger pursuant to this Agreement and the Merger Agreement are satisfied, then, within three (3) Business Days of the Merger, Purchaser shall issue a number of Purchaser Ordinary Shares to the Sellers that shall cause their percentage ownership of Purchaser to be the percentage that the Sellers would have owned but for the occurrence of any such issuances in connection with the August 2024 Subscription Agreement as to which the proceeds therefrom were used to repay certain funds as set forth in Section 6.06(d) of the Purchaser Disclosure Schedule.

Section 6.07 [Reserved].

Section 6.08 Purchaser Stockholders Approval; Standstill.

(a)  As promptly as practicable following the Closing Date and the execution and delivery of the Merger Agreement, and after reasonable consultation with the Company, Purchaser shall duly call, convene and hold a special meeting of the holders of the Purchaser Ordinary Shares (the “Purchaser Stockholders Meeting”), to be held on a date no later than 45 days after effective date of a registration statement on Form F-4 or such other applicable form filed with the SEC (the “Registration Statement” and such effective date, the “Registration Statement Effective Date”), unless otherwise required by applicable Laws, in accordance with Irish Laws, including the Irish Companies Act of 2014 (the “ICA”), and the Purchaser Organizational Documents, and as promptly as practicable after the mailing of the Proxy Statement, Purchaser shall solicit proxies from the holders of Purchaser Ordinary Shares to vote in accordance with the recommendation of the Purchaser Board (the “Purchaser Stockholder Approval”) with respect to (i) the Preferred Stock Conversion in compliance with all applicable Laws and regulations, including, but not limited to, the Irish Laws, including the ICA and the rules and regulations of Nasdaq, (ii) the Amended Purchaser Charter, (iii) the election of directors in accordance with Section 1.05(a), (iv) if the Parties determine that approval of the Merger by Purchaser’s stockholders is required, the Merger, (v) approval to opt out of Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022, (vi) the adjournment of such meeting as permitted by this Section 6.08(a), and (vii) any other proposal or proposals that Purchaser reasonably deems necessary or desirable to consummate the Transactions and the Merger (the “Purchaser Proposals”). Purchaser shall use its best efforts to obtain the Purchaser Stockholder Approval by the 45th day after the Registration Statement Effective Date (the “Initial Purchaser Stockholder Meeting Deadline”), including, without limitation, by causing (x) the Purchaser Board not to withdraw the Purchaser Board Recommendation, (y) the Purchaser Insiders to be present at the Purchaser Stockholders Meeting for quorum purposes and (z) such Purchaser Insiders to vote their respective Purchaser Ordinary Shares in accordance with the Purchaser Board Recommendation; provided, however, for the avoidance of doubt, Purchaser may postpone or adjourn the Purchaser Stockholders Meeting: (A) with the consent of the Company; (B) for the absence of a quorum (other than due to the failure of Purchaser Insiders); or (C) to allow reasonable additional time (not to exceed 20 days) for the filing and distribution of any supplemental or amended disclosure with respect to the Transactions or the Merger that the Purchaser Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Purchaser’s stockholders prior to the Purchaser Stockholders Meeting. Prior to the mailing of the Registration Statement, Purchaser shall be entitled to engage a proxy solicitor that is reasonably satisfactory to the Company and the Sellers, and Purchaser shall keep the Company and the Sellers reasonably informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement. In connection with the foregoing, the Purchaser Board shall take all necessary action to ensure that the restrictions on business combinations that are provided for in the ICA, and any other similar Law applicable to Purchaser, will not apply to this Agreement, the Transactions, and the transactions contemplated thereby and the Merger, including by approving this Agreement, and the Ancillary Agreements to which Purchaser is a party. Purchaser shall also promptly deliver to the Company a copy of each non-objecting beneficial owners list of Purchaser that is obtained by Purchaser in connection with the Purchaser Stockholders Meeting.

(b)  If, despite Purchaser’s reasonable best efforts, the Purchaser Stockholder Approval is not obtained by the Initial Purchaser Stockholder Meeting Deadline, Purchaser shall, during the period beginning on the Initial Purchaser Stockholder Meeting Deadline and continuing for 180 days thereafter (the “Extended Purchaser Meeting Deadline”), cause one or more additional Purchaser Stockholders Meetings to be held so as to obtain the Purchaser Stockholder Approval.

(c)  Notwithstanding anything in this Agreement to the contrary, from and after the date hereof until (i) the date on which the Purchaser Preferred Shares issued under this Agreement convert into Purchaser Ordinary Shares, (ii) the date on which Purchaser repurchases the Purchaser Shares Consideration from the Sellers in exchange for the Sellers’ Shares in accordance with Section 6.08(b), and (iii) the date, if any, on which this Agreement is terminated pursuant to Article VIII, whichever is earlier (such period of time, the “Restricted Period”), Purchaser hereby covenants and agrees that it will not, without the prior written consent of the Sellers, directly or indirectly sell, transfer, convey, mortgage, pledge, assign or in any way further encumber or alienate the Sellers’ Shares acquired by Purchaser pursuant to this Agreement. In furtherance of the aforementioned covenant, the Parties agree to take such actions as may be necessary to have the Sellers’ Shares certificated (the “Sellers’ Share Certificates”) at the Closing and Purchaser agrees to deliver such Sellers’ Share Certificates to a third-party agent on terms and conditions to be mutually agreed upon by Purchaser on the one hand and the Company and the Sellers on the other hand to hold in escrow until the expiration of the Restricted Period such that (i) if the Purchaser Stockholder Approval is not obtained, then the Sellers’ Share Certificates will be delivered to Sellers, and (ii) upon occurrence of the Purchaser Stockholder Approval, the Sellers’ Share Certificates will be delivered to Purchaser.

Section 6.09 Nasdaq Listing.

(a)  Purchaser shall use reasonable best efforts to ensure that the Purchaser Ordinary Shares shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date. Purchaser shall take all steps necessary to cause the Purchaser Ordinary Shares issued to Sellers’ in connection with the Transactions to be approved for listing (subject to notice of issuance) on Nasdaq at or after the Closing pursuant to Nasdaq rules and regulations.

(b)  As soon as practicable after the Effective Date, and in any case no less than six weeks prior to the Purchaser Stockholders Meeting, Purchaser will file an initial listing application with Nasdaq. Purchaser, the Sellers and the Company shall use their commercially reasonable efforts to respond to any questions or comments of the staff of Nasdaq.

Section 6.10 [Reserved].

Section 6.11 Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to Section 6.12, which sets forth the exclusive obligations of the Parties with respect to the subject matter of such section), each of the Parties shall, and shall use reasonable best efforts to cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions applicable to such Party set forth in Article VII are satisfied and to consummate the Transactions as promptly as practicable in accordance with the terms of this Agreement, including without limitation using its reasonable best efforts to (a) execute and deliver to each other such other documents, and do such other acts and things, as one or more other Parties may reasonably request for the purpose of consummating the Transactions and the Merger and (b) ensure that its representations and warranties remain true and correct in all material respects through the Closing Date.

Section 6.12 Consents; Filings; Further Action.

(a)  Subject to the terms and conditions of this Agreement, Purchaser, the Sellers and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after the signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions, obtain the Purchaser Stockholder Approval, effect the Preferred Stock Conversion, and consummate the Merger as promptly as practicable and in any event prior to the Termination Date, including without limitation any requirements under applicable antitrust or similar laws, and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, any Third Parties in order to consummate the Transactions, obtain the Purchaser Stockholder Approval, effect the Preferred Stock Conversion, and consummate the Merger as promptly as practicable.

(b)  Subject to applicable Laws and the requirements of applicable Governmental Authorities, Purchaser, the Sellers and the Company and their respective counsel shall (i) cooperate in good faith with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions, the Preferred Stock Conversion, and the Merger and in connection with any related investigation or other inquiry by or before a Governmental Authority, including any proceeding initiated by a private Person, (ii) to the extent legally permissible, have the right to review in advance, and each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions, the Preferred Stock Conversion, and the Merger and of any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, the Preferred Stock Conversion, and the Merger, (iii) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Authority and (iv) where legally permissible, promptly furnish each other with copies of all correspondence, filings and substantive written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions, the Preferred Stock Conversion, and the Merger. In furtherance of the foregoing and subject to applicable Laws and the requirements of Governmental Authorities, Purchaser and the Company shall (with respect to any in-person discussion or meeting, remote video meeting or substantive telephonic discussion or meeting) provide to the other and its counsel with reasonable advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions, the Preferred Stock Conversion, and the Merger. Notwithstanding anything to the contrary in this Section 6.12(b), Purchaser, Sellers and the Company may, as each deems advisable and necessary, (x) reasonably designate any competitively sensitive material provided to the other under this Section 6.12 as “Antitrust Counsel Only Material” and (y) redact materials to be provided to the other Party as necessary to comply with contractual arrangements, to address good faith legal privilege or confidentiality concerns, to comply with applicable Law, or to remove references concerning the valuation of Purchaser or the Company and their respective Subsidiaries.

Section 6.13 Public Announcements.

The Parties shall consult with each other before issuing any press release or otherwise making any public statements or other public communication about this Agreement, any Ancillary Agreement or any of the Transactions or the Merger. No Party shall issue any such press release or make any such public statement prior to such consultation and any such release or public statement or other public communication shall be subject to the prior mutual approval of Purchaser, the Sellers and the Company (which approval shall not be unreasonably withheld, conditioned or delayed by either Party), except to the extent required by applicable Law or the Nasdaq rules, in which case that Party shall use its reasonable best efforts to consult with the other Parties before issuing any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the others, a Party may (a) communicate with its respective customers, vendors, suppliers, financial analysts, investors and members of the media in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other, (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Party and (c) make any proposed release or statement to the extent that any such proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.13. Purchaser and the Company will issue a joint press release announcing the execution of this Agreement, and Purchaser will file with the SEC a Report on Form 6-K within four Business Days after the date of execution of this Agreement announcing its entry into this Agreement.

Section 6.14 Fees and Expenses.

Except as otherwise provided in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement, the Ancillary Agreements and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses. For the avoidance of doubt, the Company will not have any liability with respect to any Expenses of Purchaser.

Section 6.15 Takeover Statutes.

From the date of this Agreement through the Closing (or if earlier, the date on which this Agreement is terminated pursuant to Article VIII), if any takeover statute is or becomes applicable to this Agreement or any of the Transactions, each of Purchaser and the Company shall use their respective reasonable best efforts (a) to ensure that this Agreement and the Transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

Section 6.16 Notification of Certain Matters.

The Company and the Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company and the Sellers, of (a) the occurrence of any event known to it or him that would reasonably be expected to, individually or in the aggregate, cause to be unsatisfied in any material respect at any time prior to the Closing any condition, with respect to Purchaser, set forth in Sections 7.01 and 7.02, and with respect to the Company or the Sellers, set forth in Sections 7.01 or 7.03 or (b) any action, suit, proceeding, inquiry or known investigation pending or, to the Knowledge of the Company, the Sellers or Purchaser, threatened, that questions or challenges the validity of this Agreement or the ability of any Party to consummate the Transactions or the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice nor shall the Party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 6.17 Certain Litigation.

(a)  Purchaser shall assume the control and defense at its sole expense of all stockholder litigation against Purchaser, any of its Subsidiaries or any of the directors, managers, or officers of Purchaser or its Subsidiaries, in each case, arising out of or in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Stockholder Litigation (Purchaser)”); provided, however, that (i) Purchaser shall promptly as practicable notify the Company and the Sellers of such Stockholder Litigation (Purchaser) and (ii) Purchaser shall keep the Company and the Sellers reasonably informed with respect to the status of such Stockholder Litigation (Purchaser). The Company shall assume the control and defense at its sole expense of all stockholder litigation against the Company, any of its Subsidiaries or any of the directors, managers or officers of the Company or its Subsidiaries, in each case, arising out of or in connection with this Agreement, the Ancillary Agreements or the Transactions (collectively, the “Stockholder Litigation (Company)”); provided, however, that (i) the Company shall promptly as practicable notify Purchaser of such Stockholder Litigation (Company) and (ii) the Company shall keep Purchaser reasonably informed concerning the status of such Stockholder Litigation (Company).

(b)  Purchaser shall obtain the prior written consent of the Company (which shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement, understanding, or other agreement relating to such Stockholder Litigation (Purchaser). The Company shall obtain the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement, understanding, or other agreement relating to such Stockholder Litigation (Company).

(c)  Each Party shall cooperate, and cause its Affiliates to cooperate, in defense of any Stockholder Litigation (Purchaser) or any Stockholder Litigation (Company) and shall furnish or cause to be furnished such records, information, and testimony, and attend, at each Party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection with such Stockholder Litigation (Purchaser) or such Stockholder Litigation (Company).

Section 6.18 Reserved.

Section 6.19 Tax Matters.

From the date hereof until the Closing Date, Purchaser shall be responsible for preparing and filing, or causing to be prepared and timely filed, all Tax Returns of Purchaser that are required to be filed after the date hereof but on or prior to the Closing Date. All Tax Returns described in this Section 6.19 shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law or this Agreement). Purchaser shall pay any Taxes reflected on such Tax Returns described in this Section 6.19.

Section 6.20 Amended Purchaser Charter.

Within three Business Days of obtaining the Purchaser Stockholder Approval, Purchaser shall duly amend and restate its constitution as the Amended Purchaser Charter by filing the Amended Purchaser Charter with the Companies Registration Office of Ireland or as otherwise required to be effective under Irish Laws.

Article VII. CONDITIONS

Section 7.01 Conditions to Each Party’s Obligation to Consummate the Transactions.

The respective obligation of each Party to effect, or cause to be effected, the Transactions is subject to the satisfaction on or before the Closing of each of the following conditions, unless waived in writing by each of Purchaser, the Sellers, and the Company:

(a)	Approvals. The Parties shall have received (i) all approvals of any Governmental Authority necessary to consummate the Transactions, (ii) all approvals required by Nasdaq, and (iii) all consents, waivers or any additional instruments from any Third Parties necessary to consummate the Transactions.

(b)	No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law or Orders by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make unlawful, consummation of the Transactions and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transactions.

(c)	Irish Stamp Duty. Complete review and consideration of Irish Stamp Duty implications.

Section 7.02 Conditions to Obligations of Purchaser.

The obligations of Purchaser to effect, or cause to be effected, the Transactions are also subject to the satisfaction on or before the Closing of the following conditions, unless waived in writing by Purchaser:

(a)  Representations and Warranties.

(w)	Each of the representations and warranties of the Company set forth in Sections 3.06(a), (b), and (g) (Capitalization) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate are de minimis or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(x)	Each of the representations and warranties of the Company set forth in Section 3.01 (Organization and Power), Section 3.04 (Corporate Authorization), Section 3.06 (Capitalization) (other than subsections (a), and (b) and (g)), and Section 3.24 (Brokers) (A) that are not qualified by references to “material” or any other materiality qualifications shall be true and correct in all material respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date) and (B) that are qualified by references to “material” or any other materiality qualifications shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date);

(y)	The remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(z)	The representations and warranties of the Sellers contained in Article V (Representations and Warranties of the Sellers) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, or materially impair or delay, the ability of the Sellers to consummate the Transactions or otherwise perform any of their obligations under this Agreement.

(b)  Performance of Obligations. The Company and each Seller shall have performed in all material respects all obligations and covenants required to be performed by it or him at or before the Closing under this Agreement.

(c)  Absence of Company Material Adverse Effect. There shall not have been a Company Material Adverse Effect.

(d)  Receipt of Other Deliverables. Purchaser shall have received each of the agreements, instruments, and other documents set forth in Section 1.04(b).

Section 7.03 Conditions to Obligations of the Company and Sellers.

The obligations of the Company and Sellers to effect, or cause to be effected, the Transactions is also subject to the satisfaction on or before the Closing of the following conditions unless waived in writing by the Company and Sellers:

(a)	Representations and Warranties.

(i)	Each of the representations and warranties of Purchaser set forth in Sections 4.06(a), (b) and (g) (Capitalization) shall be true and correct in all respects (except for (A) any inaccuracies that individually or in the aggregate would not reasonably be expected to be Material or (B) to the extent any such representation and warranty expressly speaks as of a specified date, in which case, subject to the qualifications as set forth in the preceding clause (A), as of such date) as of the Closing as though then made on such date;

(ii)	each of the representations and warranties of Purchaser set forth in Section 4.01 (Organization and Power), Section 4.04 (Corporate Authorization), Section 4.06 (Capitalization) (other than subsections (a) and (b) and (g)), Section 4.24 (Anti-Takeover Arrangements), and Section 4.28 (Brokers) shall be true and correct in all respects as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be Material; and

(iii)	the remaining representations and warranties of Purchaser contained in Article IV (Representations and Warranties of Purchaser) shall be true and correct in all respects, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be Material.

(b)	Performance of Obligations Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it at or before the Closing under this Agreement.

(c)	Absence of Purchaser Material Adverse Effect. There shall not have been a Purchaser Material Adverse Effect.

(d)	Listing. The Purchaser Ordinary Shares (i) shall be listed on Nasdaq and (ii) shall not have been suspended, as of the Closing Date, by the SEC or Nasdaq from trading on Nasdaq, nor shall Purchaser (A) have received any notice or communication from Nasdaq noting noncompliance with listing requirements or threatening suspension or delisting of the Purchaser Ordinary Shares from trading or (B) failed to meet any of the applicable continued listing requirements required in order to be in compliance with all such Nasdaq listing and maintenance requirements.

(e)	Purchaser Lock-Up. Purchaser shall have received and delivered to the Company an executed Purchaser Lock-Up Agreement from each director and officer of Purchaser.

(f)	Purchaser Preferred Shares Certificate of Designation. The Purchaser Preferred Shares Certificate of Designation shall have been filed with the Companies Registration Office of Ireland (the “CRO”) or its equivalent.

(g)	Receipt of Other Deliverables. The Company shall have received each of the agreements, instruments, and other documents set forth in Section 1.04(a).

Section 7.04 Frustration of Closing Conditions.

Neither the Company and the Sellers, on the one hand, nor Purchaser, on the other hand, may rely, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transactions, as required by and subject to this Agreement.

Article VIII. UNWINDING, TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Unwinding of the Transactions.

Upon the occurrence of any of the events set forth below, Purchaser shall repurchase from the Sellers the Purchaser Shares Consideration from the Sellers in whole and not in part, and in exchange of such repurchase of the Purchaser Shares Consideration, Purchaser shall transfer and assign, or caused to be transferred and assigned, back to each Seller the number of Sellers’ Shares set forth below such Seller’s signature on the signature page hereto under the caption “Number of Sellers’ Shares” (such transactions collectively, the “Purchaser Repurchase”):

(a)  Failure to Obtain Purchaser Shareholder Approval. If, despite Purchaser’s reasonable best efforts, the Purchaser Stockholder Approval is not obtained by the Extended Purchaser Meeting Deadline, then, within 15 calendar days after the Extended Purchaser Meeting Deadline, Purchaser shall complete the Purchaser Repurchase;

(b)  Failure to Allocate Cash from Purchaser Financing. If Purchaser fails to allocate cash raised from the Purchaser Financing to the Company in compliance with Section 6.04 of this Agreement, and Purchaser continues to fail to do so within 5 calendar days after written notice from the Company, then Purchaser shall within 10 calendar days after the date of the Company’s notice to complete the Purchaser Repurchase.

Section 8.02 Termination by Mutual Consent; Automatic Termination.

(a) This Agreement may be terminated at any time before the Closing by mutual written consent of Purchaser, the Sellers and the Company.

(b) This Agreement shall automatically terminate upon Purchaser’s repurchase the Purchaser Shares Consideration from the Sellers pursuant to Section 8.01.

Section 8.03 Termination by any of Purchaser, the Sellers or the Company.

This Agreement may be terminated by either Purchaser, the Sellers or the Company at any time before the end of the Restricted Period, by written notice from such Party to the other Parties:

(a) if the Closing has not occurred on or before the date that is thirty (30) days from the date of this Agreement (the “Termination Date”), except that the right to terminate this Agreement under this Section 8.02(a) shall not be available to any Party who is then in material breach of this Agreement and such breach shall have proximately caused the failure to consummate the Transactions on or before the Termination Date; or

(b) if any Law or Order is enacted, issued, promulgated or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins or otherwise prohibits the consummation of the Transactions and (in the case of any Order) such Order has become final and non-appealable.

Section 8.04 Termination by the Company or the Sellers.

This Agreement may be terminated and the Transactions abandoned by the Company or the Sellers at any time before the Closing:

(a) if Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure to satisfy the conditions set forth in Section 7.01 or Section 7.03 at the Closing and (ii) such breach cannot be or has not been cured by the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing set forth in Section 7.01 or Section 7.02 not being satisfied; or

(b) if all of the conditions set forth in Section 7.01 and Section 7.02 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Purchaser or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which are, at the time of termination, capable of being satisfied) and Purchaser has failed to fulfill its obligations and agreements contained in this Agreement to consummate the Closing following written notice of such satisfaction from the Company and the Sellers and that the Company and the Sellers are ready, willing and able to consummate the Closing.

Section 8.04 Termination by Purchaser.

This Agreement may be terminated and the Transactions abandoned by Purchaser at any time before the Closing:

(a) if the Company or any Seller breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure to satisfy the conditions set forth in Section 7.01 or Section 7.02 at the Closing and (ii) such breach cannot be or has not been cured by the Termination Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if Purchaser is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions precedent to Closing set forth in Section 7.01 or Section 7.03 not to be satisfied; or

(b) if all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company, a Seller or any of their Affiliates and conditions that, by their nature, are to be satisfied at Closing and which are, at the time of termination, capable of being satisfied) and the Company or one or both Sellers has failed to fulfill its, his or their obligations and agreements contained in this Agreement to consummate the Closing following written notice of such satisfaction from Purchaser and that Purchaser is ready, willing and able to consummate the Closing.

Section 8.05 Effect of Termination.

If this Agreement is validly terminated pursuant to this Article VIII, except as set forth in this Section 8.05, it shall, to the fullest extent permitted by applicable Law, become void and of no further force and effect, with no Liability (except as provided in Section 8.06) on the part of any Party (or any stockholder, Affiliates or Representative of such Party), except that, if such termination results from (a) fraud or (b) the willful and material (i) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement or (ii) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Section 6.03(d) (Confidentiality), Section 6.14 (Fees and Expenses), Section 8.05 (Effect of Termination), Section 8.06 (Fees and Expenses Following Termination), and Article X (Miscellaneous) shall survive any valid termination of this Agreement.

Section 8.06 Fees and Expenses Following Termination.

In the event this Agreement is terminated, all Expenses incurred in connection with this Agreement, the Ancillary Agreements, and the Transactions shall be paid in accordance with the provisions of Section 6.14; provided, however, that if this Agreement is terminated by the Company or the Sellers pursuant to Section 8.03(b) or by Purchaser pursuant to Section 8.04(b), the non-terminating Party shall be required to pay a breakup fee of $100,000 to the terminating party.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.01 Survival.

(a)  The representations and warranties and any other agreement contemplated in this Agreement agreed to by the Company shall survive until the earlier of (i) the conversion of the Purchaser Preferred Shares into Purchaser Ordinary Shares; or (ii) a period of 24 months following the Closing Date, except for the representations and warranties contained in Section 3.01 (Organization and Power), Section 3.06 (Capitalization), Section 3.04 (Capacity; Enforceability); and Section 3.15 (Taxes), which shall survive until the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to claims to the extent involving fraud, willful misconduct or intentional misrepresentation on the part of the Company.

(b)  The representations and warranties and any other agreement contemplated by this Agreement agreed to by Purchaser shall survive until the earlier of (i) the conversion of the Purchaser Preferred Shares into Purchaser Ordinary Shares; or (ii) for a period of 24 months from the Closing Date, except for representations and warranties contained in Section 4.01 (Organization and Power), Section 4.04 (Corporate Authorization), Section 4.06 (Capitalization), and Section 4.28 (Brokers), which will continue in full force and effect until the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to claims to the extent involving fraud, willful misconduct or intentional misrepresentation on the part of Purchaser.

(c)  The representation and warranties and any other agreement contemplated by this Agreement agreed to by the Sellers shall survive until the earlier of (i) the conversion of the Purchaser Preferred Shares into Purchaser Ordinary Shares; or (ii) for a period of 24 months from the Closing Date, except for representations and warranties contained in Section 5.02 (Capacity; Enforceability); Section 5.03 (Capitalization); and Section 5.07 (Accredited Seller Status), which will continue in full force and effect until the expiration of the applicable statute of limitations; provided, however, that such survival period shall not apply to claims to the extent involving fraud, willful misconduct or intentional misrepresentation on the part of the Sellers.

Section 9.02 Indemnification by the Sellers.

(a)  Subject to the provisions and limitations of this Article IX, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify and hold harmless Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) and the Company and its Affiliates (other than the Sellers) (the “Company Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all claims, liabilities, damages, losses, demands, obligations, deficiencies, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, accountants’ fees, and all costs of investigation, and other expenses of defending any actions or claims, amounts of judgment and amounts paid in settlement, whether or not involving a Third Party Claim (collectively referred to as the “Damages”), suffered by an Indemnified Party resulting from, arising out of or based upon (without duplication) (i) any inaccuracy in or breach of any of the representations or warranties made by the Seller in this Agreement or in any Ancillary Agreement to which he is a party or (ii) any breach or non-fulfillment of any covenants, agreements or obligation of the Sellers set forth in this Agreement or in any Ancillary Agreement to which he is a party (each claim for indemnification made by an Indemnified Party pursuant to this Article IX, a “Claim”).

(b)  The Indemnified Parties shall not be entitled to assert any Claim for indemnification pursuant to this Section 9.02 for Claims for indemnification with time restrictions under Section 9.01(a) after the dates provided in Section 9.01(a); provided, however, that if on or prior to such date a Notice of Claim (as defined below) shall have been provided pursuant to Section 9.05 hereof for such indemnification, the Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.03 Indemnification by the Company

(a)  Subject to the provisions of this Article IX, from and after the Closing Date, the Company shall indemnify and hold harmless the Seller Indemnified Parties and the Purchaser Indemnified Parties from and against any and all Damages suffered by the Seller Indemnified Parties and the Purchaser Indemnified Parties resulting from, arising out of or based upon (without duplication) (i) any inaccuracy in or breach of any of the representations or warranties made by the Company in this Agreement or in any Ancillary Agreement to which the Company is a party or (ii) any breach or non-fulfillment of any covenants, agreements or obligations of the Company set forth herein or in any Ancillary Agreement to which the Company is a party.

(b)  None of the Seller Indemnified Parties or the Purchaser Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to this Section 9.03 after the dates provided in Section 9.01(a); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 9.05 for such indemnification, such Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.04 Indemnification by Purchaser

(a)  Subject to the provisions of this Article IX, from and after the Closing Date, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties and the Company Indemnified Parties from and against any and all Damages suffered by the Seller Indemnified Parties and the Company Indemnified Parties resulting from, arising out of or based upon (without duplication) (i) any inaccuracy in or breach of any of the representations or warranties made by Purchaser in this Agreement or in any Ancillary Agreement to which Purchaser is a party or (ii) any breach or non-fulfillment of any covenants, agreements or obligations of Purchaser set forth herein or any or in any Ancillary Agreement to which Purchaser is a party.

(b)  None of the Seller Indemnified Parties or the Company Indemnified Parties shall be entitled to assert any claim for indemnification pursuant to this Section 9.04 after the dates provided in Section 9.01(b); provided, however, that if on or prior to such date a Notice of Claim shall have been given pursuant to Section 9.05 for such indemnification, such Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.05 Indemnification Procedures.

(a)  Upon obtaining knowledge of any claim or demand that has given rise to a Claim under Section 9.02, Section 9.03 or Section 9.04, the Indemnified Party or Parties shall give written notice (“Notice of Claim”) of such Claim to the applicable indemnifying party (each, an “Indemnifying Party”). In each case, such Notice of Claim shall specify in reasonable detail such information as the Indemnified Parties may have with respect to such Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same); provided, however, that, subject to the limitations set forth in Section 9.01, Section 9.02, Section 9.03 and Section 9.04, no failure or delay by the party giving the Notice of Claim shall reduce or otherwise affect the obligation of the Indemnifying Party unless and to the extent the Indemnifying Party is thereby prejudiced.

(b)  Within 30 Business Days of receiving a Notice of Claim, the Indemnifying Party may object to such Claim, stating in reasonable detail the bases for such objection. Any objection to a Notice of Claim must be signed by one or more representatives of the Indemnifying Party or its counsel and shall set forth in reasonable detail the items as to which disagreement exists (the “Disputed Matters”). If an objection is delivered, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve in writing any Disputed Matters.

(c)  If any lawsuit or other action is filed or instituted against any of the Indemnified Parties with respect to a matter subject to indemnity hereunder (a “Third Party Claim”), notice thereof (a “Third Party Notice”) shall be given to the Indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). Subject to the limitations set forth in Section 9.01, Section 9.02, Section 9.03 and Section 9.04, the failure of the Indemnified Parties to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party has actually been prejudiced as a result. After receipt of a Third Party Notice, if the Indemnifying Party provides evidence reasonably satisfactory to the Indemnified Party that it has the ability to pay the amounts claimed in the Third Party Claim and that the Third Party Claim relates to a matter for which indemnification is proper under this Agreement, the Indemnifying Party shall be entitled, if it so elects, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice to handle and defend the Third Party Claim (the selection of such attorneys to be subject to approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), at the Indemnifying Party’s cost, risk and expense, and (iii) to compromise or settle such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall, and shall cause its Affiliates to, cooperate in all reasonable respects with the Indemnifying Party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom for which the Indemnifying Party has assumed the defense; and the Indemnified Party may, at the Indemnified Party’s own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall also cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within 30 calendar days after receipt of the Third Party Notice (or within such shorter period of time as may be necessary to prudently defend such claim), the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim and the Indemnifying Party shall have the right to participate therein at the Indemnifying Party’s cost; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. In the event the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party informed (including, as necessary, updates from counsel) of the progress of any such defense, compromise or settlement, when and as reasonably requested by the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article IX if (A) the Claim relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (B) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party, (C) the Indemnified Party reasonably believes that there exists or could arise a conflict of interest that, under applicable principles of legal ethics, could prohibit a single lawyer or law firm from representing both the Indemnified Party and the Indemnifying Party in such claim or action, and such conflict has not been timely waived upon petition by the Indemnified Party, (D) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim, or (E) the Indemnified Party reasonably believes that the Damages relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of Article IX.

(d)  All Claims by Indemnified Parties shall be net of any insurance proceeds actually received as a result of the matter for which indemnification is claimed.

(e)  Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds to an account designated by such Indemnified Party.

Section 9.06 Limitation on Indemnification Obligations. Notwithstanding anything in this Agreement to the contrary, the liability of the Company, the Sellers and Purchaser to the Indemnified Parties with respect to claims for indemnification pursuant to Sections 9.02(a)(i), 9.03(a)(i) and 9.04(a)(i) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

1.	None of the Indemnifying Parties shall, in the aggregate, be liable to the Indemnified Parties for Damages arising under Sections 9.02(a)(i), 9.03(a)(i) and 9.04(a)(i) (other than with respect to acts of fraud or willful misconduct or the Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds $4,000,000.

2.	The Indemnifying Parties shall not be liable to the Indemnified Parties for Damages arising under Sections 9.02(a)(i), 9.03(a)(i) and 9.04(a)(i) (other than with respect to acts of fraud, willful misconduct or the breach of Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $400,000. In the event the Indemnified Parties’ claim for Damages, in the aggregate, exceeds $400,000, the Indemnified Parties shall be entitled to those amounts in excess of $400,000, except for fraud, willful misconduct or the breach of Fundamental Representations, which shall be unlimited.

3.	With respect to Sellers’ indemnification obligations to the Indemnified Parties under Section 9.02(a)(i), notwithstanding other limitations provided under this Section 9.06, shall be the shared obligations of the Sellers on a pro rata basis.

Section 9.07 Exclusive Remedy.

The rights of the Indemnified Parties under this Article IX shall be the exclusive remedy of such Indemnified Parties with respect to Claims resulting from any breach by the Indemnifying Parties of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that this Section 9.06 is not intended in any way to limit or restrict the right of any Party to separately seek equitable remedies, including injunctive relief or to pursue a claim for fraud or other non-waivable rights of action.

Section 9.08 Mitigation.

The Party seeking indemnification under this Article IX shall (a) to the extent required by applicable Law, use commercially reasonable efforts to mitigate any Damages that form the basis of a Claim hereunder and (b) use commercially reasonable efforts to seek recovery from available insurance policies in respect of the Damages which form the basis of a Claim hereunder; provided, that in no event shall the Indemnified Party be required to commence or threaten litigation against any third party in respect of such recovery or take any other action if it would reasonably be expected to be detrimental to such Party. In the event an Indemnified Party receives insurance proceeds after having received payment from (or on behalf of) an Indemnifying Party pursuant to this Article IX, then to the extent such insurance proceeds were not taken into account in determining the amount of Damages required to be paid by the Indemnifying Party to such Indemnified Party, the Indemnified Party shall refund to the Agreement Party up to the lesser of (i) the amount of such insurance proceeds so received and (ii) the amount of the indemnification payment received by the Indemnified Party from the Indemnifying Party with respect thereto pursuant to this Article IX, in each case after deducting therefrom the amount of any costs or expenses incurred in procuring such recovery (including any applicable premium adjustments), net of any Taxes imposed on the Indemnified Party that arise from having received amounts under the applicable insurance policies; provided that the amount the Indemnified Party is required to refund pursuant to this sentence shall not exceed the amount by which the indemnification payment actually paid to the Indemnified Party in respect of such Damages pursuant to this Article IX would have been reduced pursuant to this Section 9.07 had such recovery been received prior to the date of such indemnification payment.

Section 9.09 Tax Treatment.

All amounts paid with respect to indemnity claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

Article X.

MISCELLANEOUS

Section 10.01 Certain Definitions.

For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Ancillary Agreements” means, collectively, this Agreement, the Purchaser Preferred Shares Certificate of Designation, the Seller Lock-Up Agreements, the Purchaser Lock-Up Agreements and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto.

(c) “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law.

(d) “Anti-Money Laundering Laws” means any applicable laws, regulations or orders relating to anti-money laundering, counter-terrorist financing, or record-keeping and reporting requirements in any jurisdiction in which the Company or any its Subsidiaries is located or conducting business including, but not limited to, the UK Proceeds of Crime Act 2002, the Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated).

(f)  “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

(g)  “Code” means the Internal Revenue Code of 1986 (or any similar provision of applicable state, local, or non-U.S. Law).

(h)  “Company Assets” means any material assets of the Company or any of its Subsidiaries.

(i)  “Company Incorporation Date” means September 30, 2010.

(j)  “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (i) result in a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) prevent, or materially impair or delay the ability of the Company to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (A) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (B) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world; (C) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (D) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (F) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (including any impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (G) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.03 or Section 3.05); (H) changes in Law or other legal or regulatory conditions, or the interpretation of such Law or regulatory conditions, or changes in GAAP or other accounting standards (or the interpretation of such standards), or that result from any action taken for the purpose of complying with any of the foregoing; (I) any actions taken or failure to take action, in each case, to which Purchaser has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (L) the impact on the Company of any action taken by, or at the request of, Purchaser including, any breach of this Agreement by Purchaser; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (A) through (F) or (H) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company and its Subsidiaries as compared to other participants that operate in the industry in which the Company and its Subsidiaries operate.

(k)  “Confidentiality Agreement” means that certain non-disclosure agreement, dated as of October 2, 2024, by and between Purchaser and the Company.

(l)  “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(m)  “Convertible Securities” means the Company’s or Purchaser’s outstanding other securities exchangeable or convertible into shares of their respective common stock or ordinary shares, including preferred stock or options

(n)  “COVID-19” means the Coronavirus, SARS-CoV-2 or COVID-19, and all related strains, mutations or variations, including any resurgence or any evolutions or mutations of COVID-19 and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

(o)  “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the environment or health and safety (regarding Hazardous Substances), (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances. The term “Environmental Laws” also includes similar environmental laws enacted in the European Union or any other foreign jurisdiction that apply to Purchaser or any other Party.

(p)  “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(q)  “Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

(r)  “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental or quasi-governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator, arbitral body (public or private) or other similar authority; (ii) any political subdivision of any of the foregoing; and (iii) any regulatory body exercising authority over an applicable Person comparable to any of the foregoing, or any instrumentality of any the foregoing.

(s)  “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law, including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(t)  “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(u)  “Irish Laws” means such laws, rules, regulations, orders, administrative decrees and Orders promulgated by the Republic of Ireland.

(v)  “Knowledge” means, when used with respect to Purchaser or the Company, the knowledge of the Persons set forth in Section 10.01(w) of the Purchaser Disclosure Schedule or the Company Disclosure Schedule, respectively, in each case, after reasonable inquiry of the direct reports of such individual, which requires the reasonable inquiry of a Person having operational and management knowledge of each applicable Subsidiary.

(w)  “Law” means any federal, state, national, foreign, material local, municipal, or other law, statute, act, ordinance, code, regulation, or rule of any Governmental Authority and any Orders.

(x)  “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, capital leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges, or other encumbrances in respect of any property or asset.

(y)  “Material” means an Effect that would reasonably be expected to result in a cost of more than $250,000 on the business, assets, Liabilities, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole.

(z)  “Nasdaq” means The Nasdaq Stock Market LLC.

(aa)  “Orders” means any orders, decisions, judgments, writs, injunctions, or decrees issued by any court, agency, or other Governmental Authority.

(bb)  “Purchaser Assets” means any material assets of Purchaser or any of its Subsidiaries.

(cc)  “Purchaser Employee” each individual who is an employee, independent contractor or other individual service provider of Purchaser or any of its Subsidiaries.

(dd)  “Purchaser Equity Plan” means the Fusion Fuel Green PLC 2021 Equity Incentive Plan.

(ee)  “Purchaser Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (i) result in a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of Purchaser and its Subsidiaries, taken as a whole or (ii) prevent, or materially impair or delay, the ability of Purchaser to consummate the Transactions or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (i), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a

(ff)  “Purchaser Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a

(gg)  “Purchaser Material Adverse Effect” has occurred or may, would or could occur: (A) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (B) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (C) conditions (or changes in such conditions) in the industries in which Purchaser and its Subsidiaries conduct business; (D) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (E) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (F) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including, for the avoidance of doubt, any effect resulting from, arising out of or otherwise related to COVID-19 (including any the impact of any associated shutdown, shelter in place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority)); (G) the announcement of this Agreement or the pendency or consummation of the Transactions, including, in any such case, the impact on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.03 or Section 4.05); (H) changes in Law or other legal or regulatory conditions, or the interpretation of such changes, or changes in IFRS or other accounting standards (or the interpretation of such changes), or that result from any action taken for the purpose of complying with any of the foregoing; (I) any actions taken or failure to take action, in each case, to which the Company has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (J) any failure by Purchaser or any of its Subsidiaries to meet any internal or external projections or forecasts or any decline in the price of Purchaser Ordinary Shares (but excluding, in each case, the underlying causes of such failure or decline, as applicable, which may themselves constitute or be taken into account in determining whether there has been, or would be, a Purchaser Material Adverse Effect); or (K) the impact on Purchaser of any action taken by, or at the request of, the Company, including any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (A) through (F) or (H) above may constitute, and be taken into account in determining the occurrence of, a Purchaser Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Purchaser and its Subsidiaries as compared to other participants that operate in the industry in which Purchaser and its Subsidiaries operate.

(hh)  “Purchaser Ordinary Shares” means Class A ordinary shares with a nominal value of US$0.0001 each in the capital of Purchaser.

(ii)  “Purchaser Preferred Shares” means the preferred shares with a nominal value of US$0.0001 each in the capital of Purchaser.

(jj)  “Purchaser Stock Option” means an option to purchase Purchaser Ordinary Shares issued by Purchaser pursuant to the Purchaser Equity Plan.

(kk)  “Purchaser RSU” means a restricted stock unit award issued by Purchaser pursuant to the Purchaser Equity Plan that provides for issuing Purchaser Ordinary Shares upon vesting.

(ll)  “Purchaser Warrant” means a warrant issued by Purchaser to purchase Purchaser Ordinary Shares.

(mm)  “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with IFRS, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with IFRS, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and similar matters of record affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted by the applicable Party, and (viii) such other Liens that would not, individually or in the aggregate, reasonably be expected to (A) with respect to Purchaser, result in a Purchaser Material Adverse Effect, or (B) with respect to the Company, result in a Company Material Adverse Effect.

(nn)  “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust, or other legal entity or organization, including a Governmental Authority.

(oo)  “Proxy Statement” means the proxy statement/prospectus that shall constitute a proxy statement of Purchaser relating to the matters to be submitted to the stockholders of Purchaser at the Purchaser Stockholders Meeting, including all amendments or supplements thereto.

(pp)  “Representatives” means, when used concerning any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents, and other representatives of such Person.

(qq)  “Sanctioned Person” means any Person who is the target of Sanctions, including by virtue of being: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (c) 50% or more owned or controlled by any of the preceding.

(rr)  “Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (i) the United States (including the Department of Treasury, Office of Foreign Assets Control), (ii) the European Union and its member states, (iii) the United Nations or (iv) His Majesty’s Treasury.

(ss)  “Software” means all computer software (in object or source code format), libraries, data and databases, related specifications, documentation, and materials.

(tt)  “Subsidiary” means, when used concerning any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

(uu)  “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns, or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule, attachment or amendment to all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes.

(vv)  “Taxes” means any and all federal, state, provincial, local, foreign, and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties, or additions to tax imposed in connection or concerning the preceding) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value-added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

(ww)  “Third Party” means, with respect to the Company, any Person or group other than the Company and its Affiliates, and, concerning Purchaser, any Person or group other than Purchaser and its Affiliates.

Section 10.02 Interpretation.

Unless the express context otherwise requires, as used in this Agreement:

(a) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(b) the terms “Dollars” and “$” mean U.S. dollars;

(c) references to a specific Section, Subsection, Recital, Schedule, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, or Exhibits of this Agreement;

(d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the phrase “without limitation”;

(e) references to any gender shall include each other gender or neuter;

(f) references to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors, and assigns; provided, however, that nothing contained in this Section 10.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g) references to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h) with respect to the determination of any period of time, (i) the word “from” means “from and including,” and the words “to” and “until” each means “to but excluding,” and (ii) time is of the essence;

(i) the word “or” shall be disjunctive but not exclusive;

(j) references to any Law or Order shall be deemed to refer to such Law or Order as amended, modified, codified, reenacted, supplemented, or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated under such Law or Order;

(k) references to any Contract means such Contract as amended, supplemented, or modified (including by any waiver) in accordance with the terms of such Contract;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(m) references to several days refer to calendar days unless Business Days are specified, in which case, if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(n) references to “ordinary course of business” shall refer to ordinary course of business consistent with past practice; and

(o) references to documents, instruments, or agreements means such document, instrument, or agreement as amended or otherwise modified from time to time in accordance with the terms of such agreement, document, or instrument, and if applicable, this Agreement.

Section 10.03 Reserved

Section 10.04 Governing Law.

This Agreement and all matters arising out of or relating to it, the Transactions, and the Merger (including its interpretation, construction, performance, and enforcement) shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdictions other than those of the State of New York.

Section 10.05 Submission to Jurisdiction; Service.

To the fullest extent permitted by applicable Law, each Party hereby irrevocably and unconditionally submits, for itself or himself and its or his property, to the exclusive jurisdiction of the federal courts located in the State of New York (collectively with any appellate courts thereof, the “Courts”), in any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement, the Transactions or the Merger or to interpret, apply or enforce this Agreement, the Transactions or the Merger or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in such Courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in such Courts, (c) waives any objection which it or he may now or hereafter have to the laying of venue of any such action, suit or proceeding in such Courts, and (d) waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in such Courts. To the fullest extent permitted by applicable Law, each Party agrees that a final judgment in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by action, suit, or proceeding on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.07 or any other manner permitted by applicable Law.

Section 10.06 Waiver of Jury Trial.

EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS OR THE MERGER OR TO INTERPRET, APPLY OR ENFORCE THIS AGREEMENT, THE TRANSACTIONS OR THE MERGER OR FOR RECOGNITION OR ENFORCEMENT OF A JUDGMENT RELATING THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PERSON HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) SUCH PERSON MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION OF THIS SECTION 10.06.

Section 10.07 Notices. All notices and other communications required or otherwise provided under this Agreement shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Purchaser to:

Fusion Fuel Green PLC

Attention: Chief Executive Officer

Email: fchaves@fusion-fuel.eu

with a copy (which shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW

Washington, DC 20036

Attention: Louis A. Bevilacqua

Email: lou@bevilacquapllc.com

If to the Company to:

Quality Industrial Corp.

Attention: John-Paul Backwell

Telephone: +44 75 4882 9069

Email: jp.backwell@qualityindustrialcorp.com

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Joseph Lucosky; Christopher Haunschild

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

If to Sellers to:

ILUSTRATO PICTURES INTERNATIONAL INC.

Attention: Nicolas Link

Telephone: +971 58 589 4069

Email: nick.link@ilus-group.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent and duly delivered, (c) if by certified or registered mail (return receipt requested), postage prepaid, on the third Business Day after mailing or (d) if by reputable overnight delivery service, on the first Business Day after mailing.

Section 10.08 Amendment.

This Agreement may be amended or modified in whole or part only if such amendment or modification is in writing and signed by Purchaser, the Sellers, and the Company.

Section 10.09 Extension; Waiver.

At any time before the Preferred Stock Conversion, Purchaser, on the one hand, and the Company and the Sellers, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or any document delivered under this Agreement, or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party granting the waiver or extension. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 10.10 Entire Agreement.

This Agreement (and its exhibits), the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the certificates delivered under this Agreement, any other Ancillary Agreements, and the Confidentiality Agreement contain all of the terms, conditions, and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties concerning the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding, or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 10.11 No Third-Party Beneficiaries.

Except as provided in Section 6.10 (Directors’ and Officers’ Indemnification and Insurance), this Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

Section 10.12 Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement to effect the Parties' original intent as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible.

Section 10.13 Rules of Construction.

The Parties have participated jointly in negotiating and drafting this Agreement with the benefit of outside legal counsel. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Article III, Article IV, and Article V, each Party has or may have set forth information in the Company Disclosure Schedule, the Purchaser Disclosure Schedule, and the Seller Disclosure Schedule, as applicable, in a section of such disclosure schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in the Company Disclosure Schedule, the Purchaser Disclosure Schedule, or the Seller Disclosure Schedule shall not constitute an admission by the Company, Purchaser, or the Sellers, respectively, that such item is material that such item has had or would have a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 10.14 Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 10.14 shall be null and void.

Section 10.15 Remedies.

No failure or delay on the part of any Party in the exercise of any right under this Agreement shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, or agreement within, nor shall any single or partial exercise of any such right preclude any other or further exercise of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided in Section 10.16; the exercise by a Party of any one remedy shall not preclude the exercise by it of any other remedy to the extent permitted.

Section 10.16 Specific Performance.

The Parties acknowledge and agree that irreparable injury would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and further agree that, (a) monetary damages to a Party caused by the non-occurrence of the Closing or another Party’s failure to perform the covenants and other agreements set forth herein that are to be performed after the Closing, including damages related to reputational harm, customer or employee losses, increased costs, harm to the Company’s or Purchaser’s business, as applicable, and/or a reduction in the actual or perceived value of the Company or Purchaser, as applicable, or any of their direct or indirect Subsidiaries, would be difficult or impossible to calculate, (b) the provisions of Article IX are not intended to and do not adequately compensate a Party for the harm that would result from a breach by another Party, and will not be construed to diminish or otherwise impair in any respect a Party’s right to an injunction, specific performance or other equitable relief, and (c) the right of specific performance is an integral part of this Agreement and without that right the Parties would not have entered into this Agreement. Further, it is explicitly agreed that each Party shall, to the fullest extent permitted by Law, have the right to an injunction, specific performance, or other equitable relief concerning the other Parties’ obligations to consummate the Transactions and to perform the covenants and other agreements set forth herein that are to be performed after the Closing. It is further agreed that the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Courts and the Parties waive any requirement for the posting of any bond or similar collateral in connection with any such equitable relief to the fullest extent permitted by Law. Each Party agrees that it or he will not oppose the granting of an injunction or specific performance on the basis that (i) the injured Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. The equitable remedies described in this Section 10.16 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties to this Agreement may elect to pursue.

Section 10.17 Counterparts; Effectiveness.

This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (including any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding, and effective for all purposes.

Section 10.18 Non-Recourse.

This Agreement may only be enforced against the named Parties. All legal proceedings, Legal Actions, obligations, losses, damages, claims or causes of action (whether in contract, in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise) that may be based upon, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement or any of the Ancillary Agreements, (b) the negotiation, execution or performance of this Agreement or any of the Ancillary Agreements (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the Ancillary Agreements), (c) any breach or violation of this Agreement (including the failure of any representation and warranty to be true or accurate) or any of the Ancillary Agreements, and (d) any failure of the Transactions or the Ancillary Agreements, in the case of clauses (a) and (b), may be made only against (and are those solely of) the Persons that are expressly named as parties to this Agreement, and the Confidentiality Agreement, and then only to the extent of the specific obligations of such Persons set forth in this Agreement, or the Confidentiality Agreement, as applicable. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, each Party covenants, agrees and acknowledges that (except to the extent named as a party, the Confidentiality Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, or the Confidentiality Agreement, as applicable) no recourse under this Agreement, any related document or any documents or instruments delivered in connection with this Agreement or any related document shall be had against any Company Affiliate or the Purchaser Affiliate, whether in contract, tort, equity, law or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise.

Section 10.19 Conflicts and Privilege Company Counsel.

(a) Each Party hereby agrees, on its own behalf and on behalf of its stockholders, directors, officers, employees and affiliates, that Lucosky Brookman LLP (“LB”) may serve as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Agreement, and the Ancillary Agreements and the consummation of the Transactions and the Merger and that, following consummation of the Transactions, LB may serve as counsel to any Seller Indemnifying Party, any Company stockholder or any stockholder, director, officer, employee or affiliate of any Seller Indemnifying Party or any stockholder of the Company in any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement, the Ancillary Agreements, the Transactions or the Merger or to interpret, apply or enforce this Agreement, the Ancillary Agreements, the Transactions or the Merger or for recognition or enforcement of any judgment relating thereto or any other matter, notwithstanding such representation (or continued representation) of the Company and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of the Parties shall cause any of its respective Affiliates to consent to waive any conflict of interest arising from such representation to the fullest extent permitted by Law.

(b) Purchaser further agrees that, as to all communications among LB, the Company, the Sellers, or the Company’s stockholders that relate in any way to this Agreement, the Ancillary Agreements, the Transactions or the Merger, the attorney-client privilege and the expectation of client confidence belong to the relevant Seller Indemnifying Party or the Company’s stockholders and may be controlled by such Seller Indemnifying Party or the Company’s stockholders and shall not pass to or be claimed by the Purchaser.

Section 10.20 Conflicts and Privilege Purchaser Counsel.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its stockholders, directors, officers, employees and affiliates, that Bevilacqua PLLC (“BPLLC”) may serve as counsel to Purchaser in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions and the Merger, and that, following consummation of the Transactions and the Merger, BPLLC may serve as counsel to any Purchaser Indemnified Party, any Purchaser Stockholder or any stockholder, director, officer, employee or affiliate of any Purchaser Indemnified Party or any Purchaser Stockholder in any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement, the Ancillary Agreements, the Transactions or the Merger or to interpret, apply or enforce this Agreement, the Ancillary Agreements, the Transactions or the Merger or for recognition or enforcement of any judgment relating thereto or any other matter, notwithstanding such representation (or continued representation) of Purchaser and each of the Parties to this Agreement hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any of its respective Affiliates to consent to waive any conflict of interest arising from such representation to the fullest extent permitted by Law.

(b) The Company and each of the Sellers further agrees that, as to all communications among BPLLC, Purchaser, the Purchaser Indemnified Parties or the Purchaser Stockholders that relate in any way to this Agreement, the Ancillary Agreements, the Transactions or the Merger, the attorney-client privilege and the expectation of client confidence belongs to the relevant Purchaser Indemnified Parties or the Purchaser Stockholders and may be controlled by such Purchaser Indemnified Parties or Purchaser Stockholders and shall not pass to or be claimed by the Company or the Sellers.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

PURCHASER

FUSION FUEL GREEN PLC

By:	/s/ Frederico Figueira De Chaves
	Name:	Frederico Figueira De Chaves
	Title:	Chief Executive Officer

THE COMPANY

QUALITY INDUSTRIAL CORP.

By:	/s/ John-Paul Backwell
	Name:	John-Paul Backwell
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLERS

ILUSTRATO PICTURES INTERNATIONAL INC.

By:	/s/ Nicolas Link
	Name:	Nicolas Link
	Title:	Chief Executive Officer

Number of Sellers’ Shares:

57,669,078 Shares of Company Common Stock

20,000 Shares of Series B Preferred Stock

NICOLAS LINK

/s/ Nicolas Link

Number of Sellers’ Shares:

4,750,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

JOHN-PAUL BACKWELL

/s/ John-Paul Backwell

Number of Sellers’ Shares:

4,750,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

CARSTEN KJEMS FALK

/s/ Carsten Kjems Falk

Number of Sellers’ Shares:

4,500,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

KRISHNAN KRISHNAMOORTHY

/s/ Krishnan Krishnamoorthy

Number of Sellers’ Shares:

2,250,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

EXCHANGE LISTING LLC

/s/ Peter Goldstein

Number of Sellers’ Shares:

1,543,256 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

SANJEEB SAFIR

/s/ Sanjeeb Safir

Number of Sellers’ Shares:

1,000,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

RASMUS REFER

/s/ Rasmus Refer

Number of Sellers’ Shares:

1,000,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

LOUISE BENNETT

/s/ Louise Bennett

Number of Sellers’ Shares:

850,000 Shares of Company Common Stock

0 Shares of Series B Preferred Stock

[Signature Page to Stock Purchase Agreement]